Exhibit 13.1

UNITED STATES
OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C. 20219
FORM 10-KSB

☑	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2006.
OCC Charter number 23866
THE BANK OF RICHMOND, NATIONAL ASSOCIATION

Virginia	54-1909996

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5300 Patterson Ave., Richmond, VA	23226

(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number, including area code: (804) 288-7151
Securities registered pursuant to Section 12(b) of the Exchange Act: None
Securities registered pursuant to Section 12(g) of the Exchange Act:
Common Stock ($4.00 par value)
(Title of Class)
Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act. ☐
Check whether the Issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☐
Indicate by check mark whether the Bank is a shell company (as defined by Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The Bank’s revenues for the fiscal year ended December 31, 2006, were $12,888,000
As of February 28, 2007, the aggregate market value of Common Stock of The Bank of Richmond, National Association held by non-affiliates (persons other than directors and executive officers) was approximately $38,045,706 based on the closing sales price per share of $29.15 on February 28, 2007.
Indicate the number of shares outstanding of each of the issuer’s classes of common stock as of February 28, 2007.

Class	Outstanding
Common Stock, $4.00 par value	1,717,265
DOCUMENTS INCORPORATED BY REFERENCE
The following documents are incorporated by reference to the Item and Part of the Form 10-KSB into which the document is incorporated.
(1) Portions of the Joint Proxy Statement for the Special Meeting of Stockholders are incorporated into Part III, Item 11 of this Form 10-KSB.
Transitional Small Business Disclosure Format Yes ☐ No ☑

THE BANK OF RICHMOND, NATIONAL ASSOCIATION
FORM 10-KSB
INDEX

PART I
     In addition to historical information, this annual report on Form 10-KSB contains forward-looking statements that are subject to risks and uncertainties that could cause the Bank’s actual results to differ materially from those anticipated. These forward-looking statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements, including:
•	Changes economic conditions, either nationally or within the Bank’s markets;
•	Changes in market interest rates affecting interest margins and profitability;
•	Ability to successfully execute our growth strategies;
•	Regulatory changes;
•	Competitive pressures; and
•	Legal or accounting changes.
     In light of the significant uncertainties inherent in the forward-looking information included in this report, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this annual report on Form 10-KSB.
     The Bank’s Internet website address is www.bankr.com. The Bank’s annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through the Bank’s website as soon as reasonably practicable after such documents are filed with, or furnished to, the Office of the Comptroller of the Currency (“OCC”). The information on the Bank’s website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings the Bank makes with the OCC.
ITEM 1. Description of Business
     The Bank of Richmond, National Association (the “Bank”) was organized under federal law as a national banking association to engage in general commercial and retail banking business. The Bank received its charter from the Comptroller of the Currency and commenced operations on July 16, 1999. The Bank’s deposits are insured to the maximum amount provided by the Federal Deposit Insurance Act by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to the supervision, examination and regulation of the OCC.
     The Bank emphasizes serving the needs of owner-operated businesses, professional concerns and individuals in the Richmond, Virginia metropolitan area. It offers a broad range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts and other depository services. It also offers a full complement of short-to-medium term commercial, real estate and consumer loans, is committed to providing its customers with community banking services, such as being a reliable and consistent source of credit with loans that are priced based upon an overall banking relationship, easy access to the Bank’s local decision makers who possess strong local market knowledge, local delivery, prompt response, and continuity in the banking relationship.
     The Bank’s other services include automated teller machines (“ATMs”), telephone banking, safe deposit boxes, travelers’ checks, internet banking access, cash management services and direct deposit of payroll and federal recurring payments. In addition, its ATM network is associated with the STAR and Cirrus networks, giving customers access to cash at ATMs all across America and internationally. The Bank uses technology to satisfy the banking needs of its customers. The Bank’s primary source of revenue is interest income it derives from its lending activities.
     Beginning in July 1999, the Bank conducted business from its full-service main banking office located at 2730 Buford Road in Richmond, Virginia. In June 2000, the Bank began operating a second location from a leased facility on Patterson Avenue in Richmond, Virginia. In February 2001, the Bank replaced the leased facility with a new full-service facility at the corner of Patterson Avenue and Willow Lawn Drive.
     The Bank opened its third full-service facility in October 2001 at the corner of Parham Road and Fargo Road. The Bank opened its fourth full-service facility at the corner of Parham Road and W. Broad Street in March 2002 and subsequently purchased the property in December 2002.
     The Bank purchased an acre site near the intersection of West Broad Street and Gayton Road in the Short Pump area in February 2003. In June 2004, the Bank purchased property on Route 360 (Hull Street) in Chesterfield County for a new branch location. The Hull Street branch facility was opened for business in May 2005. In addition, the Bank opened a loan production office in Charlottesville, Virginia in May 2005. The Short Pump branch facility was opened for business in May of 2006.
Market Area
     The market area served by the Bank is growing. The combined populations of the City of Richmond, Virginia and the surrounding counties of Henrico, Chesterfield, Goochland, Powhatan, Hanover and New Kent, Virginia (collectively, the “Richmond Metropolitan Statistical Area” or “Richmond MSA”) have grown at a consistent pace between 1990 and 2005. According to recent U. S. Bureau of Labor Statistics, the labor force in the Richmond MSA grew approximately 23.4% from 1990 to 2005. The Richmond MSA supports a diverse, well-rounded economy. Stability in the local economy stems from the significant number of persons employed by a broad spectrum of manufacturing, service and governmental jobs.
     As stated above, the Bank opened a loan production office in Charlottesville, Virginia. The Charlottesville Metropolitan Statistical Area includes, Albemarle, Greene, Fluvanna, and Nelson Counties. According to recent U. S. Bureau of Labor Statistics, the labor force in the Charlottesville Metropolitan Statistical Area grew approximately 34.0% from 1990 to 2005. The Charlottesville market is similar to the Richmond market and well known to Bank management. Management anticipates strong loan growth in Charlottesville.
Competition
     The Bank competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, the Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Bank’s market area and in Virginia as a whole is extremely competitive. At June 30, 2006, the City of Richmond had 64 banking offices operated by thirteen banks and two savings institutions with total deposits in excess of $13 billion.
     Interest rates, both on loans and deposits, and prices of fee-based services, are generally significant competitive factors among financial institutions. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management, lines and letters of credit, and other commercial banking services. Most of the Bank’s competitors have greater resources, broader geographic markets and higher lending limits than the Bank, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can the Bank. To counter these competitive disadvantages, the Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions more quickly. The Bank is proud of its reputation as an institution that is involved in the communities located in its banking markets through its financial support and its personnel’s participation in civic and charitable events and organizations.
     In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking, a local commercial bank may be required to compete not only with other Virginia-based financial institutions, but also with out-of-state financial institutions which may acquire Virginia-based institutions, establish or acquire branch offices in Virginia, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, the Bank is one of the smaller commercial banks in Virginia.

Employees
     At December 31, 2006, the Bank had 50 full time and 3 part time employees. None of the employees are represented by a collective bargaining unit. The Bank considers relations with its employees to be good.
Supervision and Regulation
     The Bank is subject to supervision by the OCC, and is affected by various applicable Federal and Virginia laws, and regulations of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the FDIC. The various laws and regulations administered by these regulatory agencies affect corporate practices, expansion of business and provision of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and, thus, may affect the Bank’s earnings. The OCC conducts regular examinations of the Bank, reviewing such matters as the quality of loans and investments, the adequacy of loan loss reserves, compliance with laws and regulations, management practices and other aspects of the Bank’s operations. In addition to these regular examinations, the Bank must furnish periodic reports to regulatory agencies that contain a full and accurate statement of its affairs.
     The Bank’s deposits are insured up to $100,000 per insured non-IRA account and up to $250,000 per IRA account by the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation. During 2006, the FDIC approved a new risk-based assessment system for deposit insurance. It is expected that all banks will pay assessments under this revised system, while under the previous system, certain banks deemed not to pose a threat to the deposit insurance system did not pay any assessments. The FDIC determines the Bank’s deposit insurance assessment rates on the basis of four risk categories. Under the revised assessment rate schedule, the Bank’s assessment will range from 0.02 to 0.04% at the lowest assessment category up to a maximum assessment of 0.40% of the Bank’s average deposit base, with the exact assessment determined by the Bank’s assets, its capital and the FDIC’s supervisory opinion of its operations. The insurance assessment rate may change periodically. Increases in the assessment rate may have an adverse effect on the Bank’s operating results. The FDIC has the authority to terminate deposit insurance.
     The actual assessment to be paid by each BIF member is based on an institution’s assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The Bank is currently classified as a “well-capitalized” institution; the lowest of the risk categories defined by the federal banking agencies, and therefore pays rates for the lowest assessment category.
Safety and Soundness Standards
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) expanded the OCC’s authority to prohibit activities of banks which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties that the OCC can assess for certain activities conducted on a knowing and reckless basis, if those activities cause a substantial loss to a depository institution. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.
     On July 10, 1995, the four federal agencies that regulate banks and savings associations (FDIC, Federal Reserve Board, OCC and the Office of Thrift Supervision) jointly issued guidelines for safe and sound banking operations (Interagency Guidelines Establishing Standards for Safety and Soundness) as required by Section 132 of the Federa1 Deposit Insurance Corporation Improvement Act (“FDICIA”). The guidelines identify the fundamental standards that the four agencies follow when evaluating the operational and managerial controls at insured institutions. An institution’s performance is evaluated against these standards during the regulators’ periodic on-site examinations.
Lending Activities
     The Bank offers credit facilities, both secured and occasionally unsecured, to business customers. These facilities include term loans, single payment loans, revolving credit facilities and other lines of credit. These loans may be for temporary or seasonal working capital needs, or to provide funding for the acquisition of fixed assets or real estate. In addition, the Bank offers commercial real estate construction and development loans to residential builders and owner-occupants of commercial facilities, among other qualified borrowers.
     Installment loans, consumer purpose loans, revolving lines of credit and home equity lines of credit are also offered by the Bank. Fixed rate residential mortgage loans are transferred immediately to a correspondent lender and are not retained on the books of the Bank. The Bank will from time-to-time keep a variable rate mortgage product on its books.
     The Bank’s lending activities are subject to a variety of lending limits imposed by federal law and internal policy.

While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, the Bank is generally subject to a loan-to-one-borrower limit in an amount equal to fifteen percent of the Bank’s capital and surplus. Loans, which are fully secured by readily marketable or other permissible types of collateral, may exceed the fifteen percent limitation. Although the Bank’s initial capitalization has enabled it to have a lending limit that satisfies the credit needs of a large portion of its target market, the Bank has also established relationships with correspondent and other community banks to participate in loans when the amounts exceed the Bank’s legal lending limit or the more stringent limits imposed by internal lending policies. The Bank also participates with other community banks in the marketplace by purchasing loan participations that may exceed the other banks’ regulatory or internal lending limit.
     The Bank adopted FASB No. 114, “Accounting by Creditors for Impairment of a Loan.” This statement has been amended by FASB No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.” Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.
     The Bank considers all consumer installment loans and residential-related mortgage loans to be homogeneous loans, which are not subject to impairment under FASB 114, as amended. A loan is considered impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be considered impaired, if it is in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management’s judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114, as amended. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible. As of December 31, 2006, the Bank had one impaired loan, the amount of which is immaterial.
Credit Policies
     The Bank employs a written credit policy to enhance its management of credit risk. The policy includes underwriting guidelines, principles of loan analysis, documentation requirements, and maintenance guidelines for credit files, risk assessment rules and definitions, and procedures for ongoing identification and management of loans of less than acceptable risk. The policy also sets the lending limits of all lending personnel for both secured and unsecured lending. Loans in excess of this amount require consideration by and approval of the Bank’s Credit Committee, which includes three members of the Bank’s Board of Directors and meets as needed. The Bank places an extremely high value on the confidentiality of all customer information. The credit policy also addresses items such as aggregate loan diversification, conflicts of interest, loan pricing, concentrations of credit and the impact of business cycles on loan philosophy. Loans above a certain dollar amount are not only approved by the Credit Committee, but also must be approved by the full Board of Directors.
Community Reinvestment Act
     The Community Reinvestment Act of 1977 (“CRA”), and the regulations promulgated by the OCC to implement CRA are intended to ensure that banks meet the credit needs of their service area, including low and moderate income communities and individuals, consistent with safe and sound banking practices. In 1995, the bank regulatory agencies adopted final regulations for implementing CRA. The CRA regulations require the banking regulatory authorities to evaluate a bank’s record in meeting the needs of its service area when considering applications to establish new offices or consummate any merger or acquisition transaction. Under FIRREA, the federal banking agencies are required to rate each insured institution’s performance under CRA and to make such information publicly available. In the case of an acquisition by a bank holding company, the CRA performance record of the banks involved in the transaction is reviewed as part of the processing of the acquisition application. A CRA rating other than “outstanding” or “satisfactory” can substantially delay or block the transaction. The Bank was examined under the Community Reinvestment Act during January 2002 and received a satisfactory rating.

Consumer Laws and Regulations
     Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. Among the more prominent of such laws and regulations are the Truth in Lending Act, the Real Estate Settlement and Procedures Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and the Fair Housing Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.
Other Regulations
     The Bank is also subject to certain other federal laws and regulations which directly impact operations of the Bank:
     USA Patriot Act. The USA Patriot Act became effective in October 2001 and provides for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering. Among other provisions, the USA Patriot Act permits financial institutions, upon providing notice to the United States Treasury, to share information with one another in order to better identify and report to the federal government concerning activities that may involve money laundering or terrorists’ activities. The USA Patriot Act is considered a significant banking law in terms of information disclosure regarding certain customer transactions. Certain provisions of the USA Patriot Act impose the obligation to establish anti-money laundering programs, including the development of a customer identification program, and the screening of all customers against any government lists of known or suspected terrorists. Although it does create a reporting obligation and compliance costs, the Bank does not expect the USA Patriot Act to materially affect its products, services or other business activities.
     Reporting Terrorist Activities. The Federal Bureau of Investigation (“FBI”) has sent, and will send, our banking regulatory agencies lists of the names of persons suspected of terrorist activities. The Bank has been requested, and will be requested, to search its records for any relationships or transactions with persons on those lists. If the Bank finds any relationship or transactions, it must file a Suspicious Activity Report and contact the FBI. The Office of Foreign Assets Control (“OFAC”), which is a division of the Department of the Treasury, is responsible for helping to ensure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts. If the Bank finds a name on any account, or wire transfer that is on an OFAC list, it must freeze such account, file a Suspicious Activity Report and notify the FBI.
     Sarbanes-Oxley Act of 2002 (“SOX”). The Bank is subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of annual, quarterly and other reports with the OCC. As an Exchange Act reporting company, the Bank is directly affected by the Sarbanes-Oxley Act of 2002 (“SOX”), which is aimed at improving corporate governance and reporting procedures. The Bank believes it is in substantial compliance with applicable SEC and other rules and regulations implemented pursuant to SOX and intends to comply with any applicable rules and regulations implemented in the future. Because the Bank’s market capitalization is below certain thresholds established by law, certain provisions of SOX, including Section 404, and the regulations adopted or to be adopted thereunder, do not currently apply to the Bank.
Capital Requirements
     The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that banking organizations maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, the Bank is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be “Tier 1 capital,” which consists principally of common and certain qualifying preferred shareholders’ equity, less certain intangibles and other adjustments. The remainder “Tier 2 capital” consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Bank is considered to be “well capitalized” and its capital level is detailed in Table 11 of this annual report on Form 10-KSB.
     In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio “Tier 1 capital to average tangible assets.” These guidelines provide for a minimum ratio of 4% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The leverage ratio of the Bank as of December 31, 2006 (also detailed on Table 11) was above the minimum requirements. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.
Dividend Restrictions
     The Bank’s shareholders are entitled to dividends if and when declared by the Bank’s Board of Directors, subject to certain statutory restrictions. Pursuant to the National Bank Act, the directors of the Bank may declare a cash dividend only out of undivided profits. Also, until the surplus fund of the Bank equals its common capital, no dividends may be declared unless not less than one-tenth of the Bank’s net income for the preceding half year (in the case of quarterly or semiannual dividends), or not less than one tenth of its net income of the preceding two consecutive half-year periods (in the case of annual dividends) has been paid into the surplus fund. Additionally, the approval of the Office of the Comptroller of the Currency (“OCC”) shall be required if the total of all dividends declared by the Bank in any calendar year shall exceed the total of its net income for that year combined with its retained net income of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Furthermore, no dividends may be paid if losses have at any time been sustained by the Bank equal to or exceeding its undivided profits then on hand, and no dividends may be paid by the Bank in an amount greater than its undivided profits. Also, under other federal banking statutes, no cash dividend may be paid if a national bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by a national bank if it is in default of any deposit insurance assessment due to the FDIC.
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Summary Financial Data
(Dollars in thousands except share data)

	Year Ended
	December 31,
	2006	2005	2004	2003	2002*

Income Statement Data:
Net interest income	$7,440	$5,965	$4,263	$3,126	$2,088
Provision for loan losses	191	302	262	285	323
Non-interest income	602	679	555	556	440
Non-interest expense	4,608	4,056	3,295	2,927	2,500
Income tax expense (benefit)	1,140	780	433	111	(50)

Net income (loss)	$2,103	$1,506	$828	$359	$(245)

Per Share Data:
Earnings (loss) per share, basic	$1.23	$0.88	$0.49	$0.21	$(0.14)
Earnings (loss) per share, assuming dilution	$1.18	$0.85	$0.47	$0.21	$(0.14)
Cash dividends declared	—	—	—	—	—
Book value at period end	11.08	9.78	8.91	8.43	8.23

Balance Sheet Data:
Total assets	$180,097	$137,371	$111,408	$105,885	$90,267
Total loans	142,418	115,761	92,575	74,044	54,588
Total securities	4,722	1,659	1,661	1,920	8,926
Total deposits	158,283	118,945	94,984	90,376	75,813
Shareholders’ equity	19,030	16,744	15,206	14,380	14,029
Average shares outstanding, basic	1,712,153	1,710,628	1,705,727	1,705,727	1,700,627
Average shares outstanding, diluted	1,781,624	1,775,169	1,745,488	1,748,824	1,700,627

Performance Ratios:
Return on average assets	1.33%	1.26%	0.71%	0.34%	-0.33%
Return on average equity	11.82%	9.42%	5.63%	2.54%	-1.75%
Net interest margin	5.00%	5.34%	3.88%	3.26%	2.90%

Asset Quality Ratios:
Allowance to period end loans	1.14%	1.25%	1.25%	1.25%	1.25%
Allowance to nonperforming loans	6516%	—	—	—	—
Net charge-offs to average loans	0.01%	0.01%	0.04%	0.06%	1.41%

Capital Ratios:
Tier I risk-based capital	11.7%	13.4%	15.2%	17.0%	18.00%
Total risk-based capital	12.7%	14.6%	16.3%	18.1%	18.8%
Leverage capital ratio	10.8%	13.1%	13.4%	13.1%	15.5%

*	All amounts restated for 6 for 5 stock-split in 2002.

ITEM 1. Statistical Information
     The following statistical information is furnished pursuant to the requirements of Guide 3 promulgated under the Securities Act of 1933.

TABLE 1
AVERAGE BALANCE SHEETS, NET INTEREST INCOME, AND RATES
     The following table depicts interest income on earnings assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

	Period Ended December 31,
	2006			2005
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
Assets:
Interest earning assets:
Securities	$3,990	186	4.66%	$1,662	$67	4.03%
Loans	135,311	11,639	8.60%	103,815	8,003	7.71%
Money market investments and IBB’s	5,986	286	4.78%	4,955	148	2.99%
Federal funds sold	3,585	175	4.88%	1,266	43	3.40%

Total interest earning assets	148,872	$12,286	8.25%	111,698	8,261	7.40%
Non-interest earning assets:
Less: allowance for loan losses	(1,528)			(1,287)
Total Non-Earning Assets	10,814			9,009

Total Assets	$158,158			$119,420

Liabilities and Shareholders’ Equity:
Interest bearing liabilities:
Interest-bearing demand deposits	$7,277	$44	0.60%	$7,382	$48	0.65%
Money market deposit accounts	32,058	$976	3.04%	34,667	644	1.86%
Savings accounts	3,184	$43	1.35%	3,186	43	1.35%
Time deposits	83,607	$3,770	4.51%	43,906	1,519	3.46%

Total interest-bearing deposits	126,126	$4,833	3.83%	89,141	2,254	2.53%
Securities sold under repurchase agreements	227	$10	4.41%	699	23	3.29%
Short-term borrowings	83	$3	3.61%	568	19	3.35%

Total interest-bearing liabilities	126,436	$4,846	3.83%	$90,408	$2,296	2.54%

Non-interest bearing liabilities:
Demand deposits	12,871			12,139
Other liabilities	1,053			883

Total liabilities	140,360			103,430
Shareholders’ Equity	17,798			15,990

Total Liabilities and Shareholders’ Equity:	$158,158			$119,420

Interest Spread			4.42%			4.86%

Net Interest Margin		$7,440	5.00%		$5,965	5.34%

Interest Expense as a Percentage of Average Earning Assets			3.26%			2.06%

(1)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.

(2)	Net interest margin is net interest income, expressed as a percentage of average earning assets.

TABLE 2
VOLUME AND RATE ANALYSIS
     Interest income and expense are affected by fluctuations in interest rates, by changes in the volume of earning assets and interest-bearing liabilities, and by the interaction of rate and volume factors. The following analysis shows the direct causes of the year-to-year changes in the components of net interest earnings.

	Year Ended December 31,
	2006 compared to 2005			2005 compared to 2004
	Change Due To:			Change Due To:
	Increase /			Increase /
	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate
			(Dollars in thousands)
Interest Earning Assets:
Securities	$119	$107	$12	$13	$9	$4
Loans	3,636	2,631	1,005	2,559	1,399	1,160
Money Market investments and IBB’s	138	36	102	(406)	(537)	131
Federal funds sold	132	107	25	41	31	10

Total Increase in Interest Income	4,025	2,881	1,145	2,207	902	1,305

Interest Bearing Liabilities:
Interest-bearing demand deposits	$(4)	$(1)	$(3)	$1	$—	$1
Money market deposit accounts	332	(52)	384	35	(154)	189
Savings accounts	0	0	0	7	8	(1)
Time deposits	2,251	1,686	565	512	404	108

Total interest-bearing deposits	2,579	1,633	946	555	258	297
Securities sold under agreements to repurchase	(13)	(19)	6	16	2	14
Short-term borrowings	(16)	(17)	1	(66)	(106)	40

Total Increase in Interest Expense	2,550	1,597	953	505	154	351

Increase in Net Interest Income	$1,475	$1,284	$191	$1,702	$748	$954

TABLE 3
INVESTMENT SECURITIES
Carrying Value of Securities

	December 31,
	2006	2005
	(Dollars in thousands)

Available For Sale Securities
U.S. Government Agency	$4,020	$1,009
Restricted Securities	702	650

Total Securities	$4,722	$1,659

Maturities of Securities

	December 31, 2006
			After One
	Within		Year but Within		Over
	One Year		Five Years		Five Years
	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
			(Dollars in thousands)
Availiable For Sale Securities
U.S. Government Agency	1,023	3.30%	2,997	5.15%			4,020	4.58%
Restricted Securities					702	5.07%	702	5.07%

Total Securities	$1,023	3.30%	$2,997	5.15%	$702	0.00%	$4,722	4.66%

The Bank had no tax-exempt securities as of December 31, 2006.

TABLE 4
LOAN PORTFOLIO AND MATURITY SCHEDULE OF SELECTED LOANS
     For the table and accompanying notes addressing the loan portfolio, see “Note 4 Loans” of the financial reports attached to this Form 10-KSB.
     Management considers the liquidity of the Bank to be adequate. Sufficient assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. In addition, secondary sources are available through the use of borrowed funds.

	December 31,		December 31,
	2006		2005
	(Dollars in thousands)		(Dollars in thousands)

Commercial	$17,401	12.22%	$9,440	8.15%
Commercial real estate	41,562	29.18%	35,083	30.31%
Real estate construction	53,146	37.32%	46,082	39.81%
Residential real estate	24,918	17.50%	20,519	17.73%
Consumer	5,617	3.94%	4,637	4.00%
Unearned fees	(226)	-0.16%	—	0.00%

Total loans	142,418		$115,761

	December 31, 2006
	One Year or	After One Year	After
	Less	Through Five Years	Five Years	Total
		(Dollars in thousands)
Commercial	$9,312	$7,860	$229	$17,401
Real estate construction	31,889	17,310	3,947	53,146

Total	$41,201	$25,170	$4,176	$70,547

Loans with:
Fixed Rates	$705	$6,506	—	$7,211
Variable Rates	40,496	18,664	$4,176	63,336

	$41,201	$25,170	$4,176	$70,547

TABLE 5
RISK ELEMENTS
     The Bank places a loan on non-accrual when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that full collection of principal and interest is doubtful, or when the loan is past due for 90 days or more, unless the debt is both well-secured and in the process of collection.
     Loan Concentrations: The Bank has no concentration of credit to one party or affiliated groups of like kind individuals or organizations that exceeded 10% of gross loans.

	December 31,
	2006	2005
	(Dollars in thousands)
Nonaccrual loans	$25	$—
Restructured loans	—	—
Foreclosed property	—	—

Total nonperforming assets	$25	$—

Loans past due 90 days accruing interest	$24	$—

Allowance for loan losses to period end loans	1.14%	1.25%
Allowance for loan losses to nonperforming assets	6516%	—
Net chargeoffs to average loans	0.01%	0.01%

TABLE 6
SUMMARY OF RESERVE FOR LOAN LOSS
     For the table and accompanying notes addressing the Reserve for Loan Losses, see “Note 5 Allowance for Loan Losses” in the financial reports attached to this Form 10-KSB.

	December 31,
	2006	2005
	(Dollars in thousands)

Balance, beginning of period	$1,447	$1,157

Provision for loan losses	191	302

Chargeoffs:
Commercial
Real estate	—	—
Consumer	9	17

Total chargeoffs	9	17
Recoveries:
Commercial	—	—
Real estate	—	—
Consumer	—	5

Total recoveries	—	5

Net chargeoffs	9	12

Balance, end of period	$1,629	$1,447

TABLE 7
ALLOCATION OF THE RESERVE FOR LOAN LOSSES
     Since the Bank opened for business on July 16, 1999, it has accumulated data on which to base a migration analysis of problem loans. During the quarter ended September 30, 2005, the Bank adopted a valuation reserve methodology. The methodology incorporates several factors including: historical loss history, problem loans, regional and local economic factors, and concentrations within the portfolio. Furthermore, the methodology accounts for loans that were approved with loan-to-values exceeding regulatory guidelines. This methodology was placed into full effect during 2006.
     A breakdown of the allowance for loan losses is provided in the following table. The percentage of loans in each major category is also provided. The Bank does not believe that a further fragmentation of loan categories would be useful to investors.

	December 31,
	2006		2005
		Percent of		Percent of
		loans in each		loans in each
		category to total		category to total
	Allowance	loans	Allowance	loans
		(Dollars in thousands)
Commercial	$600	12.22%	$533	8.15%
Commercial real estate	604	29.18%	536	30.31%
Real estate construction	39	37.32%	34	39.81%
Residential real estate	43	17.50%	38	17.73%
Consumer	344	3.78%	306	4.00%

Total loans	$1,629	100.00%	$1,447	100.00%

TABLE 8
DEPOSITS
     The average balance and rates for certain categories of deposits are shown in the following table:

	December 31,
	2006			2005
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
			(Dollars in thousands)
Interest bearing liabilities:
Interest-bearing demand deposits	$7,277	$44	0.60%	$7,382	$48	0.65%
Money market deposit accounts	32,058	976	3.04%	34,667	644	1.86%
Savings accounts	3,184	43	1.35%	3,186	43	1.35%
Time deposits	83,607	3,770	4.51%	43,906	1,519	3.46%

Total interest-bearing deposits	126,126	4,833	3.83%	89,141	2,254	2.53%
Non-interest bearing deposits	12,871			12,139

Total deposits	$138,997			$101,280

     Maturities of certificates of deposits outstanding were:

	December 31, 2006
	Three Months or	Three Months to	Over
	Less	Twelve Months	Twelve Months	Total
		(Dollars in thousands)
Certificates of deposit:
Less than $100,000	$5,279	$51,902	$9,749	$66,930
Greater than or equal to $100,000	2,137	32,348	5,282	39,767

Total	$7,416	$84,250	$15,031	$106,697

TABLE 9
RETURN ON EQUITY AND ASSETS
     The ratio of net income to average total assets and average shareholders’ equity and certain other ratios for the periods indicated are as follows:

	December 31,
	2006	2005
	(Dollars in thousands)
Average total assets	$158,158	$119,420

Average shareholders’ equity	$17,798	$15,990

Net income	$2,103	$1,506

Cash dividends declared	$—	$—

Return on average assets	1.33%	1.26%

Return on average shareholders’ equity	11.82%	9.42%

Average shareholders’ equity to average total assets	11.25%	13.39%

TABLE 10
INTEREST SENSITIVITY ANALYSIS

	December 31, 2006
	Maturing or Repricing
	Within	4 - 12	1 -5	Over
	3 Months	Months	Years	5 Years	Total
	(Dollars in thousands)
Interest Earning Assets:
Securities	1,023	—	2,997	702	4,722
Loans	82,517	6,578	50,430	2,893	142,418
Money market and IBB’s	7,906	—	—	—	7,906
Federal Funds Sold	12,583	—	—	—	12,583

Total interest earning assets	$104,029	$6,578	$53,427	$3,595	$167,629

Interest bearing liabilities:
Interest-bearing demand deposits	6,378	—	—	—	6,378
Money market deposit accounts	28,169	—	—	—	28,169
Savings accounts	2,924	—	—	—	2,924
Time deposits & IRAs	7,416	84,500	14,781	—	106,697

Total interest-bearing deposits	44,887	84,500	14,781	—	144,168
Other Borrowings	6	—	—	—	6

Total interest-bearing liabilities	44,893	84,500	14,781	—	144,174

Period Gap	$59,136	$(77,922)	$38,646	$3,595	$23,455

Cumulative Gap	$59,136	$(18,786)	$19,860	$23,455	$23,455

Cumulative Gap / Total Assets	32.84%	-10.43%	11.03%	13.02%	13.02%

Cumulative Gap/Total Earning Assets	35.28%	-11.21%	11.85%	13.99%

(1)	The repricing dates may differ from maturity dates or call dates for certain assets.

(2)	The Bank’s Asset Liability Management Committee monitors interest rate risk using gap analysis and other risk measurement analysis using regulatory guidelines. The relative risk to earnings based on the gaps in the table above is considered reasonable by management and is within limits established by the Bank’s policy.

TABLE 11
ANALYSIS OF CAPITAL
For the table and accompanying notes addressing the Capital Requirements of the Bank, see “Note 16 Capital Requirements” of the financial reports attached to this Form 10-KSB.

	December 31,
	2006	2005
	(Dollars in thousands)
Tier 1 Capital:
Common stock	$6,869	$6,845
Capital surplus	7,554	7,406
Retained earnings	4,612	2,509

Total tier 1 capital	19,035	16,760

Tier 2 Capital:
Allowance for loan losses	1,629	1,447

Total Risk Based Capital	$20,664	$18,207

Risk weighted assets	$162,057	$124,665

Quarterly average assets	$175,862	$127,749

			Regulatory
Capital Ratios:	2006	2005	Minimum
Tier 1 risk based capital ratio	11.76%	13.44%	4.00%
Total risk based capital ratio	12.75%	14.60%	8.00%
Leverage ratio	10.82%	13.12%	4.00%

TABLE 12
PURCHASED FUNDS DISTRIBUTION

	December 31,
	2006	2005
	(Dollars in thousands)
At Period End
Securities sold under repurchase agreements	$6	$592
Short-term borrowings	—	—

Total at period end	$6	$592

Average Balances
Securities sold under repurchase agreements	227	699
Short term borrowings	83	568

Total average balance	$310	$1,267

Average rate paid on all borrowed funds	4.19%	3.31%

Maximum outstanding during period	$3,987	$4,467

ITEM 1A. Risk Factors
     An investment in our common stock involves risks. Shareholders should carefully consider the risks described below in conjunction with the other information in this Form 10KSB and information incorporated by reference in this Form 10KSB, including our consolidated financial statements and related notes. If any of the following risks or other risks which have not been identified or which we may believe are immaterial or unlikely, actually occur, our business, financial condition and results of operations could be harmed. This could cause the price of our stock to decline, and shareholders could lose part or all of their investment. This Form 10-KSB contains forward-looking statements that involve risks and uncertainties, including statements about our future plans, objectives, intentions and expectations. Many factors, including those described below, could cause actual results to differ materially from those discussed in our forward-looking statements.
     Our business is subject to the success of the local economies where we operate.
     Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our primary and secondary markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Adverse economic conditions in our specific market area could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.
     Any adverse market or economic conditions in the Richmond and Charlottesville, Virginia area may disproportionately increase the risk that our borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in Virginia and North Carolina could adversely affect the value of our assets, our revenues, results of operations and financial condition.
If the value of real estate in our core market areas were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.
     With most of our loans concentrated in the Greater Richmond area of Virginia, a decline in local economic conditions could adversely affect the values of our real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.
     In addition to the financial strength and cash flow characteristics of the borrower in each case, the bank often secures loans with real estate collateral. At December 31, 2006, approximately 84.0% of the bank’s loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.
     An inadequate allowance for loan losses would reduce our earnings and capital.
     Our loan losses could exceed the allowance for loan losses we have set aside. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately 78.7% of our loan portfolio is composed of construction, commercial mortgage and commercial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market conditions affecting the value of our loan collateral and problems affecting the credit of our borrowers.

     Management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require the bank to increase the allowance for loan losses as a part of their examination process, the bank’s earnings and capital could be significantly and adversely affected.
Our reliance on time deposits, including out-of-market certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.
     Among other sources of funds, we rely heavily on deposits — including time deposits, such as certificates of deposit — for funds to make loans and provide for our other liquidity needs. Those deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect our liquidity. Paying higher deposit rates to attract, keep or replace those deposits could have a negative effect on our interest margin and operating results.
     Our recent results may not be indicative of our future results.
     We may not be able to sustain our historical rate of growth or may not even be able to grow our business at all. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.
     We may be adversely affected by interest rate changes.
     Changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense, our largest recurring expenditure. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and our borrowings, including our outstanding junior subordinated debentures. We may not be able to effectively manage changes in what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. Since rates charged on loans often tend to react to market conditions faster than do rates paid on deposit accounts, these rate changes may have a negative impact on our earnings until we can make appropriate adjustments in our deposit rates. In addition, there are costs associated with our risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities.
Competition from financial institutions and other financial service providers may adversely affect our profitability.
     The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.
     We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance this strategy will be successful.
     We are subject to extensive regulation that could limit or restrict our activities.
     We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.
     The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank and financial holding companies, our cost of compliance could adversely affect our ability to operate profitably.
     Our directors and executive officers own a significant portion of our common stock
     Our directors and executive officers, as a group, beneficially owned approximately 21.9% of our outstanding common stock (assuming all the directors’ stock options were exercised) as of December 31, 2006. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors.
     Our continued success is dependent upon the services of our management team.
     Our future success and profitability is substantially dependent upon the management and banking abilities of our senior executives. We believe that our continued growth and future results will depend in part upon our attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting or retaining such personnel. We also cannot guarantee that members of our executive management team will remain with us. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.
     Our ability to pay dividends is limited and we may be unable to pay future dividends.
     Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our bank subsidiary to pay dividends to us is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends under federal and state bank regulatory requirements. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock.
     The securities of the Bank are not FDIC insured.
     The securities of the Bank are not savings or deposit accounts or other obligations of any bank, and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency and are subject to investment risk, including the possible loss of principal.

ITEM 2. Description of Property
The Bank owns or leases the following seven parcels of real property at December 31, 2006:

Property	Location	Owned/Leased
Buford Road Office	2730 Buford Road, Richmond, VA (Chesterfield County, VA)	Owned
Headquarters Office	5300 Patterson Avenue, Richmond, VA (City of Richmond, VA)	Owned
Parham Road Office	8905 Fargo Road, Richmond, VA (Henrico County, VA)	Owned
Broad Street Office	8209 W. Broad Street, Richmond, VA (Henrico County, VA)	Owned
Hull Street Office	13804 Hull Street Road (Chesterfield County, VA)	Owned
Charlottesville Loan Production Office	690 Berkmar Circle, Charlottesville, VA (Albemarle County VA)	Leased
Short Pump	12090 West Broad Street Richmond , VA (Henrico County, VA)	Owned
A more thorough description of these properties may be found in Part I of the document.
ITEM 3. Legal Proceedings
     Currently, there are no legal proceedings pending against the Bank.
ITEM 4. Submission of Matters to a Vote of Security Holders
     There were no matters submitted to a vote of security holders during the quarter ended December 31, 2006.
PART II
ITEM 5. Market for Common Equity and Related Shareholder Matters
     The Bank’s common stock was listed on the OTC Bulletin Board and trades under the symbol “BRCH.OB”. Registrar & Transfer Company is the Bank’s current transfer agent and registrar.
     As of December 31, 2006, the Bank had issued and had outstanding 1,717,265 shares of common stock. These shares were held by approximately 2,200 shareholders. To date, only limited trading in the Bank’s common stock has occurred. The Bank’s common stock was issued on September 15, 1999, at a price of $10.00 per share. The chart below shows the high and low sale prices for each quarter for the Bank’s common stock since it was listed on the OTC Bulletin Board:

Quarter Ended	High*	Low*	Dividend

March 31, 2005	$13.60	$12.30	$0
June 30, 2005	13.40	12.10	0
September 30, 2005	13.75	12.60	0
December 31, 2005	14.30	12.96	0

Quarter Ended	High*	Low*	Dividend

March 31, 2006	$13.69	$12.50	$0
June 30, 2006	15.20	13.20	0
September 30, 2006	19.00	14.90	0
December 31, 2006	19.25	17.75	0

*	Quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.
     The Bank has not declared any dividends. Payment of dividends is at the discretion of the Board of Directors, is subject to various federal regulatory limitations, and is dependent upon the overall performance and capital requirements of the Bank.
     The following table presents information as of December 31, 2006 with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of		Number of
	Securities to Be		Securities
	Issued upon		Remaining Available
	Exercise of	Weighted Average	for Future Issuance
	Outstanding	Exercise Price of	Under Equity
	Options, Warrants	Outstanding Options,	Compensation
Plan Category	and Rights (1)	Warrants and Rights	Plans (2)

Equity Compensation Plans Approved by Shareholders Incentive Stock Plan	282,000	$10.36	63,834

Equity Compensation Plans Not Approved by Shareholders (3)	—	—	—

Total	282,000	$10.36	63,834

(1)	Amount includes all issuances beginning August of 1999 and includes awards through December 31, 2006.

(2)	Amount excludes any securities to be issued upon exercise of outstanding options. Also amount excludes options previously exercised.

(3)	We do not have any equity compensation plans that have not been approved by shareholders.
ITEM 6. Management’s Discussion and Analysis or Plan of Operation
     This commentary provides an overview of The Bank of Richmond’s (“the Bank”) financial condition, changes in financial condition and results of operations for 2006 and 2005. The following discussion should assist readers in their analysis of the accompanying financial statements.
Critical Accounting Policies
     The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors, economic conditions, and concentration issues in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ substantially from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance for Loan Losses
     The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting, SFAS 5, “Accounting for Contingencies” and SFAS 114, “Accounting by Creditors for Impairment of a Loan,” which requires that losses be accrued based on the differences between the value of the collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. Our allowance for loan losses is determined based upon estimates that can and do change when the actual events occur. The allowance methodology is revised as deemed appropriate to capture losses that are attributable to economic events and industry or geographic sectors that impact the portfolio. The allowance methodology uses various techniques to arrive at an estimate of loss. Factors such as current level of non-accrual loans and the fair market value of collateral are used to estimate losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates.
Earnings Overview
     Net income for the year-ended December 31, 2006, equaled $2,103,000 compared with net income of $1,506,000 in 2005. Earnings per share, assuming dilution was $1.18 and $0.85, respectively for 2006 and 2005. The Bank’s return on average assets equaled 1.33% in 2006 improving from 1.26% in 2005. Correspondingly, the return on average equity improved to 11.82% in 2006 from 9.42% in 2005. We believe this improved performance was due to controlled overhead expenses and a solid net interest margin..
Net Interest Income and Net Interest Margin
     Net interest income is defined as the difference between income on earning assets and the cost of funds supporting those assets. Earning assets are composed of loans, securities, money market investments and federal funds sold, while deposits and short-term borrowings represent the Bank’s interest-bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates. Management continually monitors net interest income through the development of balance sheet and pricing strategies while maintaining appropriate risk levels as set by the Board of Directors and the Asset Liability Management Committee.
     The Bank’s net interest income equaled $7,440,000 in 2006 compared with $5,965,000 in 2005, increasing $1,475,000 or 24.73%. Notwithstanding the increased interest income, an increase in deposit costs over the year precipitated by an increase in time deposits caused a reduction in the Bank’s net interest margin to 5.00% at December 31, 2006 versus 5.34% at December 31, 2005. Although the net interest margin declined, it remained solid due to a large volume of loans relative to deposits.
     At December 31, 2006, average loans as a percentage of earning assets represented 90.89%, average securities represented 2.68%, average federal funds sold represented 2.41% and average money market investments represented 4.02%. At December 31, 2005 average loans as a percentage of earning assets represented 92.94%, average securities represented 1.49%, average federal funds sold represented 1.13% and average money market investments represented 4.44%.
     With respect to the deposit base, average time deposits increased from 39.31% to 66.39% of average total deposits at December 31, 2005 and 2006, respectively. The average yield on time deposits increased 105 basis points over the same time frame to equal 4.51% at December 31, 2006. This increase in both rate and volume contributed to the 34 basis point decline in the net interest margin from 2005 to 2006.
Non-Interest Income
     Total non-interest income equaled $602,000 in 2006 declining $77,000 or 11.34% from 2005. The most significant reduction was evidenced in mortgage income. Mortgage income declined $107,000 or 34.19% to equal $206,000 in 2006. In July 2006, the Bank hired a new, experienced manager to start a mortgage division. In an effort to staff the division for future growth, mortgage income suffered during this “ramp-up” period. Management anticipates the new mortgage division to contribute readily to the Bank’s profits in the near future.
     Other non-interest income increased $27,000 or 21.60% to equal $152,000 in 2006. The majority of these increases were attributable to increased ATM income and merchant processing fees.

Non-Interest Expense
     Total non-interest expenses equaled $4,608,000 in 2006 increasing 13.61% or $552,000 from that reported in 2005. Salaries and employee benefits expense continued to be the single largest expense and constituted the largest increase in discretionary expenses by category. Salaries and employee benefits increased $508,000 or 19.94% from that reported in 2005 to aggregate $3,056,000 in 2006. The addition of two branches since May 2005, new mortgage personnel, coupled with ordinary payroll increases contributed to the increase. In addition, the Bank expensed $98,000 in stock option related compensation related to FAS 123R.
     Marketing expenses increased 70.0 % or $63,000 from the same period in 2005 to equal $153,000 at December 31, 2006. This increase is the result of additional advertising to promote brand and product awareness throughout 2006.
     The Bank evidenced a decline in professional expenses during 2006 versus 2005. Professional expenses include all internal and external audit related fees, legal fees, regulatory fees, and annual maintenance fees for Data Processing contracts. Professional fees declined $104,000 or $36.11% from 2005 to 2006. The decline in overall professional fees was due in part lower annual servicing fees for Data Processing contracts. These contract fees declined as management realigned software contracts in the prior year to increase efficiency and lower ongoing expenses. Furthermore, internal audit related fees were lower from the prior year due to the postponement by federal regulators of the Sarbanes Oxley compliance deadline for certain size companies, including the Bank.
Asset Quality — Provision/Reserve for Loan Losses
     The loan portfolio grew $26,657,000 or 23.03% during 2006 to $142,418,000 at year-end December 31, 2006. The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management’s evaluation of the credit quality and risk of the loan portfolio. The Bank maintains an allowance which management believes represents a conservative estimate of potential losses in the Bank’s loan portfolio. In determining the adequacy of the allowance for loan losses, management uses a methodology that evaluates loans based on several creditworthiness criteria including: concentrations of credit, historical loss data, environmental factors, among other things.
     The 2006 net provision of $191,000 was sufficient to create a total allowance for loan losses aggregating $1,629,000 or 1.14% of total loans. The 2005 provision of $302,000 created an allowance for loan losses of 1.25% of total loans year-end 2005. Management and the Board of Directors believe that the allowance at year-end was adequate relative to current levels of risk in the portfolio. Net charges-offs during 2006 were extremely low at $9,000 and were all overdrafts on deposit accounts. Net charge-offs were low as well in 2005 at $12,000.
Deposits
     Total deposits increased $39,338,000 or 33.07% during 2006 to equal $158,283,000. The largest increase in a single deposit category was evidenced in retail certificates of deposit. These time deposits increased $40,567,000 or 66.20% during 2006 to aggregate $101,842,000 at December 31, 2006. The increase in certificates of deposit was market driven as rates paid on these products increased in the local area offering depositors higher rates than money market accounts. With the vast loan growth mentioned above and the Bank’s leveraged loan to deposit ratio, management priced time deposits attractively to fund loans.
     The Bank evidenced a decline of $5,026,000 or 17.28% in personal money market deposits during 2006 while commercial demand deposits increased $2,087,000 or 139.41%. The decline in personal money market accounts was due in part to intermediation within the deposit base to higher paying time deposits.
Capital Resources and Adequacy
     The future growth of the Bank is directly influenced by its level of capital. Management continually reviews the Bank’s capital with reference to the size, composition and quality of the Bank’s asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that assures an adequate level to support anticipated asset growth and absorb potential losses. The Bank ended 2006 with strong capital ratios well exceeding prescribed regulatory minimums.

     Average shareholders’ equity was $17,798,000 during 2006. The Bank’s leverage capital ratio at December 31, 2006 was 10.82%. The leverage ratio is defined as the Bank’s Tier 1 Capital as a percentage of average assets for the quarter. Risk-based capital ratios are another measure of capital adequacy. At December 31, 2006, the Bank’s risk-adjusted capital ratio was 11.75% for Tier 1 and 12.75% for Total Capital, well above the required minimums of 4.0% and 8.0%, respectively. These ratios are calculated using regulatory capital (either Tier 1 or Total Capital) as the numerator and both on- and off-balance sheet risk-weighted assets as the denominator. Tier 1 Capital consists primarily of common equity less certain intangible assets. Total Capital adds a portion of the allowance for loan losses to Tier 1 Capital. Under Federal Deposit Insurance Corporation (FDIC) rules, The Bank of Richmond was considered “well-capitalized” at December 31, 2006, the highest category of capitalization defined by the regulators.
Liquidity, Market Risk and Interest Sensitivity
     The objectives of the Bank’s liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for ongoing operations, to allow funding of longer-term investment opportunities and to meet regulatory requirements. Liquidity is provided through securities available for sale, federal funds sold, maturing loans and investments and the ability to generate new deposits or borrowings as needed. Sufficient assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. At December 31, 2006, cash, securities, money market investments and federal funds sold totaled $29,083,000 and represented 16.15% of total assets. As the Bank’s loan portfolio continues to grow, these assets may be reduced to maximize interest income while maintaining an adequate liquidity position. The Bank anticipates funding loan growth in future years through deposit growth while maintaining adequate short-term liquidity.
     Market risk is the risk of loss arising from adverse changes in interest rates. Interest rate risk can be measured by looking at the volatility of projected net interest income as a result of possible changes in interest rates over a given period of time. The Bank’s goal is to limit interest rate exposure to prudent levels as determined by the Bank’s Board of Directors. The Board establishes limits on the earnings at risk for a particular period, usually defined as the next twelve months through the Asset Liability Management Policy. Actions that can be taken to manage interest rate risk include changes in the mix of floating rate versus fixed rate earning assets and funding sources, changes in average maturities within the securities available for sale portfolio through sales and purchases and product development efforts to attract new loans and deposits.
     While the Bank believes that these methodologies provide a meaningful representation of the Bank’s interest rate sensitivity, the methodologies do not necessarily take into account all developments that can have an effect on net interest income, such as changes in credit quality or changes in the amount and composition of earning assets and sources of funds.
Off-Balance Sheet Arrangements
     See Note 12 of the financial statements for a discussion of the Bank’s off-balance sheet arrangements.
ITEM 7. Financial Statements
     This financial statements and related notes are included as exhibits to this annual report of Form 10-KSB (see Item 13(a) hereof).
ITEM 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     There have been no disagreements between the Bank and its independent accountants.
ITEM 8A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
     As of the date of this annual report on Form 10-KSB, the Bank carried out an evaluation, under the supervision and with the participation of the Bank’s management, including the Bank’s Chief Executive Officer, Chief Financial Officer, and Audit Committee oversight of the effectiveness of the design and operation of the Bank’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Bank’s Chief

Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Bank required to be included in the Bank’s periodic OCC filings. There have been no significant changes in the Bank’s internal controls or in other factors that could significantly affect internal controls subsequent to the date the Bank carried out its evaluation.
ITEM 8B. Other Information
     None.
PART III
ITEM 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act
BOARD OF DIRECTORS
Biographical information for current Directors:
     Ernest T. Brown (56). Mr. Brown has served as the Chairman of the Board of the Bank since inception in 1998. He is the retired CEO of Sunlock Corporation, a diversified manufacturer of landscape products and building insulation materials. Since 1985, he has been the owner of Brown Properties, a real estate firm specializing in industrial and warehouse properties. Mr. Brown has neither purchased properties from the Bank, nor sold properties to the Bank. Mr. Brown also serves on the Nominating and Governance Committee and Executive Committee.
     John A. Conrad (55). Mr. Conrad has been the President of the Conrad Firm, P.C. since its inception in 2001. Prior to 2001, Mr. Conrad served as the President of Sands, Anderson, Marks and Miller, P.C., a law firm of which he was a member since 1980. Mr. Conrad is the former Vice Mayor and three-term City Councilman of the City of Richmond. Mr. Conrad serves on the Audit Committee and the Nominating and Governance Committee.
     Phyllis Cothran (60). Ms. Cothran is retired and formally served as President and Chief Operating Officer of Trigon. Ms. Cothran held several positions there during her 25 year career. Ms. Cothran currently serves on the Board of Directors for Tredegar Corporation and NewMarket Corporation, the parent company of Ethyl Corporation, both publicly traded companies. She serves on the Audit Committee, Executive Committee and the Nominating and Governance Committee.
     Earl Jackson (57). Mr. Jackson is a native of Richmond and has been a real estate broker since 1976. He is President of Prudential Slater James River Realtors, a full service real estate company serving Central Virginia. He holds the following professional designations: Graduate of The Realtors Institute (GRI), Certified Property Manager (CPM) and Certified Brokerage Manager (CRB). Mr. Jackson has served on the Bank’s Board of Directors since its inception and also serves on the Credit Committee.
     Robert J. Merrick (62). Mr. Merrick has been Chief Credit Officer and Director of MCG Capital since its formation in 1998. Prior to that, he was Executive Vice President and Chief Credit Officer of Signet Banking Corporation. Mr. Merrick serves on the Credit Committee and the Asset and Liability Management Committee.
     William Paulette (59). Mr. Paulette is the President of KBS, Inc., a construction company he founded in 1975. Mr. Paulette was appointed by Governor Warner to serve on the Board of Visitors of Virginia Military Institute. Mr. Paulette also serves on the Boards of various local charitable organizations. He serves on the Credit Committee.
     Rex L. Smith, III (49). See “Management,” below, for Mr. Smith’s biographical information.
     Robert L. Thompson (51). Mr. Thompson is the Chairman and founder of VSR, Inc., which he has owned for the last 25 years. Mr. Thompson is also associated with several other entities including Paladin Tools, Park Production Group and Virginia Land Investments. Mr. Thompson has served on the Bank’s Board of Directors since its inception and also serves on the Asset and Liability Management Committee and Executive Committee.
     John D. Whitlock (49). Mr. Whitlock is the founder and CEO of The Whitlock Group, a technology firm that specializes in the design and integration of presentation systems. He is also CEO of Richmond.com, the leading web site about Richmond, and is a partner in Ironworks Consulting, a consulting firm that provides technology-based solutions to businesses. Mr. Whitlock is Chairman of the Board of The Family Foundation of Virginia, 2nd Vice Chair of the Retail Merchants Association of Greater Richmond, and also serves on the Board of the Virginia Performing Arts Foundation. Mr. Whitlock serves on the Executive Committee.
     Daniel E. Wilson (58). For the past 23 years Mr. Wilson has been the President of Starwood Corporation, a land development, home design and building company. Mr. Wilson has served on the Bank’s Board of Directors since its inception and also serves on the Audit Committee and the Nominating and Governance Committee.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Bank’s Board of Directors has primary responsibility for managing and administering the business affairs of the Bank. The Board appoints the chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, the management of the Bank provides the Board of Directors with a regular and detailed flow of information relating to the Bank’s overall condition and financial performance.
     The Board of Directors has six standing committees: Audit, Executive, Asset and Liability Management, Nominating and Governance, Compensation and Credit. At its first meeting after the Annual Meeting of Shareholders, the Board will elect directors to serve on each committee. Committee members serve for one year or until the first meeting of the Board following the next Annual Meeting of Shareholders.
     Members of the Audit Committee include Ms. Cothran, Mr. Conrad, and Mr. Wilson. The Audit Committee operates under a written charter and reviews and approves various audit functions including the year-end audit performed by the Bank’s registered public accounting firm. The Audit Committee has also approved a code of ethics covering the chief executive officer and senior financial officers, a copy of which may be found on the Bank’s website, www.bankr.com, or will be provided by the Corporate Secretary (address: 5300 Patterson Avenue, Richmond, Virginia 23226) upon request. The Audit Committee is chaired by Ms. Cothran and met three times during 2006. All the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Ms. Cothran has been designated by the Board of Directors as an “audit committee financial expert” as required by SEC regulations.
     Members of the Executive Committee include Mr. Brown, Ms. Cothran, Mr. Thompson, Mr. Merrick and Mr. Wilson. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is chaired by Mr. Brown and met three times during 2006.
     The Asset and Liability Management Committee (“ALCO”) is chaired by Mr. Thompson and the only other member is Mr. Merrick. ALCO reviews, approves and recommends investment options and interest rate risk for the Bank. The Committee met two times in 2006.
     Members of the Nominating and Governance Committee include Ms. Cothran, Mr. Conrad, and Mr. Wilson. The Nominating and Governance Committee is composed entirely of independent directors and was established in March 2004. The Nominating and Governance Committee (the “Committee”) considers candidates for Board membership suggested by its Committee members and other Board members, as well as management and shareholders. The Committee is chaired by Mr. Wilson. This Committee met two times during 2006.
     Members of the Compensation Committee include Mr. Brown, Ms. Cothran, Mr. Paulette and Mr. Thompson. The Compensation Committee makes recommendations concerning specific compensation plans to the Board; reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation; and reviews and approves salaries for Bank senior officers, including salary, bonus and incentive awards, and determine and approve incentive awards for other executives and managers of the Bank. The Compensation Committee met three times during 2006.
     Members of the Credit Committee include Mr. Jackson, Mr. Paulette, and Mr. Merrick. The Credit Committee reviews, approves, and recommends the granting of credit to qualified borrowers as well as provides oversight on asset quality and loan administration. The Committee is chaired by Mr. Merrick. The Committee met twenty-three times during 2006.
Board Attendance and Fees
     During 2006, the Board of Directors met 11 times for regular monthly meetings. With the exception of Phyllis Cothran, John Conrad and John Whitlock, each director attended at least 75% of all meetings of the Board and committees on which they are members. Ms. Cothran attended 100% of the meetings of the Audit Committee, which she chairs.
     The Directors are paid $150 for every Board meeting and Credit Committee meeting, and $100 for every other Committee meeting attended. In addition to the aforementioned fees, the majority of the Directors participate in the 1999 Stock Option Plan. No Director received more than $5,100 total for all meetings attended in 2006.

Fees Earned or
Paid In Cash
Name	($)
Ernest T. Brown	2,100
John A. Conrad	1,150
Phyllis Cothran	1,700
Earl Jackson	5,100
Robert J. Merrick	4,700
William Paulette	5,100
Rex L. Smith	— (1)
Robert L. Thompson	1,900
John D. Whitlock	300
Daniel E. Wilson	2,450

(1)	As an employee director, Mr. Smith does not receive additional compensation for his role as director.
AUDIT COMMITTEE
     Members of the Audit Committee include Ms. Cothran, Mr. Conrad, and Mr. Wilson, who are all “independent” as defined by the standards adopted by the Securities and Exchange Commission (“SEC”). None of the members of the Audit Committee are involved in the daily management activities of the Bank. The Audit Committee has reviewed and discussed the audited financial statements with management, has discussed with Yount, Hyde and Barbour, P.C., the matters required to be discussed by Statement of Auditing Standards No. 61, has received written disclosure and a letter from Yount, Hyde and Barbour, P.C. as required by Independent Standards Board Standard Number 1, and discussed the auditor’s independence.
     Based on these actions, the Audit Committee passed the following resolution at its March 28, 2007 meeting: “RESOLVED, that, based upon the reviews by this Committee of the 2006 audited financial statements of the Bank and the preceding discussions with Yount, Hyde and Barbour, P.C. and Bank management, this Committee recommends to the Board of Directors that the 2006 audited financial statements of the Bank be included in the Annual Report on Form 10-KSB to be filed with the Office of the Comptroller of the Currency.” Based on the Audit Committee recommendation, the Board of Directors unanimously approved the inclusion of the 2006 audited financial statements in the Bank’s Annual Report on Form 10-KSB.

MANAGEMENT
Executive Officers
     Rex L. Smith, III, is the President and Chief Executive Officer of the Bank. He is a Director and also serves as a member of the Board of Directors. He joined the Bank in October 2000 and was formally approved by the Comptroller of the Currency in November 2000. Mr. Smith has over twenty years of varied banking experience ranging from retail to commercial banking and marketing. Mr. Smith has served in senior level positions with Crestar Bank, Central Fidelity National Bank, Wachovia Corporation, and Guaranty Financial Corporation. He is a published author on numerous banking topics and has been a guest speaker at national conferences on various banking and financial topics in the twenty-first century. Mr. Smith is a native of Richmond and holds a BA from the University of Virginia and a Masters in Business Administration from the University of Richmond. He is Vice Chairman of the Central Virginia Chapter of the March of Dimes.
     Matthew D. White is the Senior Vice President, Chief Financial Officer of the Bank. Mr. White joined the Bank in March 2003. Prior to that, he served as the Chief Financial Officer with Bullets Corporation of America, Inc. Mr. White’s prior banking experience includes: Corporate Controller with Virginia First Financial Corporation and Examiner with the Federal Reserve the Bank. He received a BBA from the University of Notre Dame and a Masters in Business Administration from the College of William and Mary.
     Lawrence N. Ashworth is the Senior Vice President, Chief Credit Officer of the Bank, and has over thirty years of banking experience. Mr. Ashworth joined the Bank in January 2002. Prior to that, he was with Signet Banking Corporation, now Wachovia Bank N.A., for over twenty years. Mr. Ashworth is a native of Richmond with a BBA from Marshall University and a Masters in Business Administration from the University of Richmond.
     Dina S. Golding is the Senior Vice President and Chief Operating Officer. Ms. Golding has over 12 years experience and has held various operational and retail positions with community banks. Ms. Golding joined the Bank at its inception in 1999. Prior to that she was with MainStreet Bank, now BB&T, for 6 years and started her career with Hanover Bank in 1993. Ms. Golding has a BS degree and Masters in Criminal Justice from Virginia Commonwealth University.
     Glen H. Henrichs is Senior Vice President, Chief Information Officer. Mr. Henrichs has over twenty years experience in designing and maintaining information technology systems. He is certified in Microsoft, Novell, and CISCO. He joined the Bank in October 2001 after serving as Chief Information Officer of Guaranty Financial Corporation for over three years. Prior to that he held senior level technology positions with Crestar Bank. He graduated with honors from ECPI.
     Eric W. Jensen is Senior Vice President of Mortgage Lending. Mr. Jensen is a twenty year veteran of residential mortgage lending with experience in underwriting and credit administration, sales management, product development, and secondary markets. He joined the Bank in July of 2006. Previously he has held management positions with Saxon Capital, Ocwen Financial and Ford Consumer Finance. He began his mortgage career with The Bank of America. Mr. Jensen holds a Bachelors degree in Business Administration from the University of San Diego.
     Mary B. Randolph is the Senior Vice President, Credit Administration. Ms. Randolph has over twenty years of banking experience. She joined the Bank in 2006 after serving as Vice President of First Market Bank for six years. Prior to that, she held various retail and commercial lending positions at Central Fidelity National Bank, Investors Savings Bank and Citizens Savings and Loan. Ms. Randolph is a native of Richmond and holds a BBA in Finance from the College of William and Mary.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that the Bank’s directors, officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of such securities with the OCC. Directors, officers and beneficial owners of more than 10% of the Bank’s common stock are required by applicable regulations to furnish the Bank with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms and information furnished to the Bank, during the 2006 fiscal year all filing requirements applicable to our directors, officers and beneficial owners of more than 10% of the Bank common stock were satisfied, except for William Paulette whose purchase of stock on August 29, 2006 was not reported on a Form 4 until September 15, 2006, and Earl Jackson whose purchase of stock on December 19, 2006 was not reported on a Form 4 until December 28, 2006.
ITEM 10. Executive Compensation
Executive Compensation
     Cash Compensation. This table sets forth certain information regarding the compensation paid by the Bank to or for its Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in the table (the “named executive officers”) during the fiscal year ended December 31, 2006.
Summary Compensation Table

							Non-
						Non-equity	qualified
				Stock	Option	Incentive	Deferred	All Other
Name		Salary	Bonus	Awards	Awards	Plan Comp.	Comp.	Comp.	Total
and Position	Year	($)	($)	($)	($)(1)	($)	($)	($)	($)
Rex L. Smith, President and CEO	2006	175,865	—	—	12,341.05	63,000 (2)	—	8,100	259,306.05

Matthew D. White, CFO	2006	88,654	—	—	6,170.53	13,500 (2)	—	—	108,324.53

(1)	The valuation of option awards was determined by using the Black-Scholes option pricing model as of the date of the option awards.

(2)	These awards are based on the Bank and the named executive officer achieving certain pre-established performance criteria and, in the case of Mr. Smith, a certain portion of his award ($23,000) was based on loan production levels.
     Terms of the employment agreement. The Bank is a party to an employment contract (the “Employment Agreement”) with Rex L. Smith, President and Chief Executive Officer of the Bank. Mr. Smith’s Employment Agreement became effective October 20, 2006 (which replaced an earlier agreement) for a term of one year, and which automatically renews for additional periods of one (1) year each unless sooner terminated pursuant to the terms of the Employment Agreement. In addition, Mr. Smith has the option to terminate the Employment Agreement upon thirty days’ written notice to the Bank. While Mr. Smith is employed by the Bank and for one year following termination of employment, the Employment Agreement prohibits him from competing with the Bank. Under his Employment Agreement, Mr. Smith is provided with an automobile allowance not exceeding $675 per month, and also is entitled to all fringe benefits that are generally provided by the Bank for its employees.
     The Employment Agreement provides for certain payments to Mr. Smith upon any “change of control” of the Bank. See “Potential Payments Upon Termination or Change in Control” below for a further discussion of these provisions. Mr. Smith’s Employment Agreement provides that in the event of a change in control of the Bank, if the payments to him as a result of the change in control would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, then the payments scheduled under the Employment Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.

     Under the Employment Agreement, Mr. Smith receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Compensation Committee, of $200,000.
     Plan-Based Awards. The following table contains information with respect to awards granted to the named executive officers during 2006 pursuant to the Bank’s 1999 Stock Option Plan.
2006 Grants Of Plan-Based Awards

		Target	Exercise or base	Grant Date
		Estimated Payout	price	Fair Value Option
	Grant	Equity Incentive	of Option Awards	Awards
Name	Date	Plan Awards (#)	($/Share)	($)

Rex L. Smith, III	May 1, 2006	2,000 (1)	14.00	12,341.05

Matthew D. White	May 1, 2006	1,000 (1)	14.00	6,170.53

(1)	Option grants vested and became exercisable 100% as of December 31, 2006 as a result of the Bank achieving the performance levels established by the Compensation Committee for such vesting.
     Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of the Bank held by the named executive officers at December 31, 2006.
2006 Option Awards

			Equity Incentive
	Number of Securities		Plan Awards: Number
	Underlying		of Securities	Option	Option
	Unexercised Options (#)		Underlying	Exercise	Expiration
Name	Exercisable/Unexercisable		Unearned Options (#)	Price ($)	Date

Rex L. Smith, III	51,172	0	0	10.40	10/03/10
	2,000	0	0	14.00	05/01/16

Matthew D. White	2,500	0	0	13.50	03/24/13
	2,500	0	0	13.30	01/28/15
	1,000	0	0	14.00	05/01/16
     Option Exercises. There were no options exercised by the named executive officers in 2006.
     Incentive Plan. The Compensation Committee has developed an annual management incentive program to award bonuses for seven executive officers and managers, including the named executive officers, based upon the Bank’s financial performance and the individual recipient’s performance. Under the program, officers are eligible to receive bonuses are based on (i) Bank performance criteria established by the Compensation Committee at the beginning of each fiscal year, and (ii) and based on the officer’s individual performance. See “Annual Incentive Compensation” in the Compensation Discussion and Analysis, below, for further details regarding the management incentive program.
     Potential Payments Upon Termination or Change in Control. Mr. Smith’s Employment Agreement provides for certain payments to him upon any “Change of Control” of the Bank. “Change of Control” under the Employment Agreement occurs if (i) any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Bank securities having 20% or more of the combined voting power of the then outstanding Bank securities that may be cast for the election of the Bank’s directors other than a result of an issuance of securities initiated by the Bank, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Bank before such events cease to constitute a majority of the Bank’s Board, or any successor’s board, within two years of the last of such transactions.
     Upon a Change of Control, whether or not Mr. Smith’s employment is terminated or continues, the Bank has agreed to pay Mr. Smith an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). This compensation is payable, at his option, either by lump sum or in 36 equal monthly installments. If the payments to Mr. Smith would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on Mr. Smith under Section 4999 of the Code, then the payments scheduled under the Employment Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. If a change in control had occurred on December 31, 2006, the total payments to Mr. Smith would have been approximately $610,582.
     In addition, the Bank has entered into change of control agreements with six other executives, including Mr. White. Each of these change of control agreements provides that, upon a Change of Control, the executive will receive six (6) months compensation if (i) the executive is not offered a position with similar duties and substantially the same salary with the third party successor after a Change in Control and the executive decides not to continue employment notwithstanding different duties and salary with such third party; or (ii) if the executive decides in his/her sole discretion during his/her first three months of employment with such third party following a Change of Control to terminate his/her employment with such third party.
     In the event Mr. Smith’s employment with the Bank is terminated for any reason other than cause, the Employment Agreement provides that the Bank will pay Mr. Smith a monthly amount equal to one-twelfth (1/12) his rate of annual compensation, including the car allowance and health insurance, in effect immediately preceding such termination in each month for the twelve (12) months following termination. If the named executive officers had been terminated by the Bank without cause on December 31, 2006, the total payments to Mr. Smith would have been approximately $237,000.
     Termination for cause includes termination because of dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Bank’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of the Employment Agreement.
COMPENSATION DISCUSSION AND ANALYSIS
     Policy. The Bank’s executive compensation program is designed to attract, motivate and retain executives critical to the Bank’s long-term success and the creation of shareholder value. The Bank’s compensation philosophy is generally to pay the market for executives of banks similar to our current size and location to be able to attract and retain executives capable of ensuring the long-term success of the Bank to leverage the capital level that our shareholders have provided.
     The Bank’s annual cash compensation package for its executive officers consists of two principal components: (i) annual base salary and (ii) annual management incentive program to provide performance-based bonuses. To reinforce a long-term interest in the Bank’s overall performance and incent our executive officers to manage with a view toward maximizing long-term shareholder value, the Bank, as a part of the annual management incentive program, provides an equity-based component. For retirement purposes, the Bank provides annual matching contributions under the Bank’s 401(k) retirement plan (the “401(k) Plan”).
     In determining compensation levels, the Compensation Committee (the “Compensation Committee”) considers salary and bonus levels which will attract and retain qualified executives when combined with the other components of the Bank’s compensation programs. The Committee also considers programs that evaluate annual performance criteria and reward continuous improvement in their respective areas as well as the Bank as a whole, which contribute to long-term shareholder value.
     Mr. Smith recommends base salaries other than his own. He is also permitted to discuss the targets for incentive cash compensation, but all final targets are determined by the Compensation Committee. Mr. Smith is not permitted to be present while his compensation is being debated or approved by the Compensation Committee. During 2006, he participated in the discussion of executive compensation other than his own.
     Components of the Compensation Program.
     Annual Base Salary. The Compensation Committee approves base salaries for the executive officers based upon a review of the range of salaries earned by executive officers within the Bank’s asset size financial institutions peer group in the metropolitan Richmond, Virginia area. Executive officers’ salaries are determined by evaluating both the most recent comparative peer data at similar capital levels and the officer’s role and responsibilities. Much of this data is obtained from the Virginia Bankers Association. In determining base salaries, the Compensation Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Bank is a consideration.
     Early in 2006, Mr. Smith’s 2006 base salary was set at $200,000, which is slightly above market for banks of the market capitalization, geographic location and complexity of the Bank. The Committee felt this was appropriate given the strong growth characteristics and capital position of the Bank as compared to its peer group, and given Mr. Smith’s additional loan production responsibilities.
     Annual Incentive Compensation. The Compensation Committee has established an annual management incentive program to award bonuses for seven executive officers and managers. These participants are eligible to receive bonuses based on two components — the participant’s individual performance and the Bank’s performance. For 2006, the Compensation Committee established the program to provide the possibility of additional incentive based compensation of up to 20% of total salary. The first component, based upon achievement of individual goals established for each participant, could pay a cash bonus of up to 10% of the participant’s salary. The second component, based upon the achievement of the Bank’s goals, could provide a cash payment of up to 5% of a participant’s salary and up to 5% in equity based grants. The equity based component of the bonus was granted as an incentive to align the participants’ interests with those of other shareholders and to encourage significant stock ownership. The Bank performance component is based on the Bank achieving budgeted goals for net income and total asset growth. In 2006, the Bank budgeted to achieve $1.3 million in net income and to grow its total assets to $163.9 million by year end. No bonus under this component is paid unless the Bank first meets or exceeds its net income budget, and if the net income budget is met, 5% of the participant’s bonus is based on achieving net income and the remaining 5% is based on the Bank meeting or exceeding its budgeted total asset growth. The Bank goals reflect the Compensation Committee’s commitment to maintaining a strong incentive compensation plan that is directly related to maximizing shareholder value. The Bank exceeded its goals for determining the Bank performance component of the program for 2006 — its net income was $2.1 million and its total assets at year end were $180.1 million — and the full Bank performance component was paid to the participants.
     Matching Contributions to 401(k) Plan. The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code of 1986, designed to provide additional incentive and retirement security for eligible employees of the Bank. All the Bank employees over the age of 18 are eligible to participate in the 401(k) Plan. The executive officers of the Bank participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that may lower the maximum contributions of more highly compensated participants. In 2006, the Bank matched 50% of the contributions to the 401(k) Plan up to 6% of the employee’s compensation, and in 2007, the Bank will match 75% of the contributions to the 401(k) Plan up to 6% of the employee’s compensation.
     Executive management participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees. Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.

REPORT OF THE COMPENSATION COMMITTEE
     In accordance with the charter for the Compensation Committee, the Compensation Committee develops base salary and short and long term incentive compensation policies for the executive officers of the Bank and provides oversight for the employee benefit plans for the other Bank employees. The Compensation Committee has a majority of independent members.
     Compensation Process. The Compensation Committee has sole authority to establish the base salaries and incentive awards for the executive officers of the Bank. In early 2006, the Committee reviewed the accomplishments and evaluated the performance during 2005 of the Bank’s executive officers, including the executive officers named in the Executive Compensation section of this proxy statement, and established the 2006 base salaries for the executive officers and financial targets and target executive bonus payments. As a part of this review, the Bank collected data regarding peer companies based on market capitalization, geographic location, and performance. The Chief Executive Officer recommends executive compensation (other than his own). He is not permitted to be present while his compensation is being debated or approved. During 2006, he participated in the discussion of executive compensation (other than his own). Following this discussion, the committee established the base compensation for the executive officers for 2006. It also approved financial targets and targets for the annual management incentive program for 2006.
     The Bank met its goals so the Compensation Committee approved the full bonus award for the Bank performance component of the annual management incentive program.
     Committee Report. In fulfilling its oversight responsibilities, the Compensation Committee discussed and reviewed the Compensation Discussion and Analysis with management. Based on this discussion and review, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Form 10-KSB.
     This report is submitted by the Compensation Committee: Phyllis Cothran, Chair, Ernest T. Brown, Robert L. Thompson and William Paulette.
ITEM 11. Security Ownership of Certain Beneficial Owners and Management
     This information is incorporated herein by reference from the Joint Proxy Statement for the Special Meeting of Shareholders scheduled for May 30, 2007 to be filed within 120 days of the Bank’s fiscal year end.
ITEM 12. Certain Relationships and Related Transactions
     There are no existing or proposed transactions between the Bank and its Directors that are required to be disclosed under the regulations of the Securities and Exchange Commission or the Comptroller of the Currency. There are, from time to time, transactions between the Bank and its Directors in the ordinary course of the Bank’s business. The Bank expects to have banking transactions in the ordinary course of its business with its Directors, Officers, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other customers. Such extensions of credit will not involve more than normal risk of collectibility or present other unfavorable features.
ITEM 13. Exhibits and Financial Statement Schedules
     (a) The following documents in connection with the Bank’s financial statements are part of this report.
1.	Report of Independent Registered Accounting Firm

2.	Balance sheets

3.	Statements of Income

4.	Statements of Changes in Shareholder Equity

5.	Statements of Cash Flows

6.	Notes to Financial Statements

     (b) Exhibit Index:
3.1	Articles of Association of The Bank of Richmond, N.A.*

3.2	Bylaws of The Bank of Richmond, N.A.*

10	Rex L. Smith III, Employment Agreement

14	Code of ethics covering the chief executive officer and senior financial officers

22	Proxy Statement to Security Holders for the Special Meeting of Shareholders scheduled for May of 2007 to be filed within 120 days of the Bank’s fiscal year end.

23	Consent of Yount, Hyde & Barbour, P.C.

24	Powers of Attorney for John A. Conrad, Robert J. Merrick and John D.Whitlock

31.1	Section 302 Certification for Chief Executive Officer

31.2	Section 302 Certification for Chief Financial Officer

32	Section 906 Certification for Chief Executive Officer and Chief Financial Officer

*	Incorporated herein by reference from The Bank of Richmond NA’s Registration Statement on Form SB-2, dated May 10, 1999, filed with the Office of the Comptroller of the Currency’s Southeastern District Office during the organization period, as amended.
ITEM 14. Principal Accountant Fees and Services
     Yount, Hyde and Barbour, P.C. has been engaged to audit the financial statements of The Bank of Richmond N.A. (the “Bank”) as of and for the year ended December 31, 2006. The audit committee has reviewed and discussed the audited financial statements with management, has discussed with Yount, Hyde and Barbour, P.C., the matters required to be discussed by Statement of Auditing Standards No. 61, has received written disclosure and a letter from Yount, Hyde and Barbour, P.C. as required by Independent Standards Board Standard Number 1, and discussed the auditor’s independence. All principals and employees of the firm are provided access to Yount, Hyde & Barbour, P.C.’s policies and procedures relating to independence and conflict of interest. Yount, Hyde and Barbour, P.C.’s fees for the period ended December 31, 2006 and 2005 are summarized below:

	2006		2005
	Fees	Percentage	Fees	Percentage
Audit fees	$45,875	76.7%	$29,500	67.7%
Audit-related fees	10,251	17.2%	10,357	23.8%
Tax fees	3,675	6.2%	3,734	8.6%

Total	$59,801	100%	$43,591	100%

A description of these fees is as follows:
•	Audit fees: Audit and review services and review of documents filed with regulatory agencies.

•	Audit-related fees: Agreed-Upon due diligence procedures related to the Bank’s prospective merger, and research and consultation regarding financial accounting and reporting standards.

•	Tax fees: Preparation of federal tax returns and consultation concerning tax compliance issues.

SIGNATURES
In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto, duly authorized.

THE BANK OF RICHMOND, NATIONAL ASSOCIATION
Date: March 29, 2007	By:	/s/ Rex L. Smith, III
Rex L. Smith III, President and
Chief Executive Officer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Rex L. Smith III Rex L. Smith III	March 28, 2007
President and Chief Executive Officer

/s/ Ernest T. Brown Ernest T. Brown, Chairman of the Board	March 28, 2007

/s/ John A. Conrad Honorable John A. Conrad	March 28, 2007

/s/ Phyllis Cothran Phyllis Cothran	March 28, 2007

/s/ Earl M. Jackson Earl M. Jackson	March 28, 2007

/s/ Robert J. Merrick Robert J. Merrick	March 28, 2007

/s/ William A. Paulette William A. Paulette	March 28, 2007

/s/ Robert L. Thompson Robert L. Thompson	March 28, 2007

/s/ John D. Whitlock John D. Whitlock	March 28, 2007

/s/ Daniel E. Wilson Daniel E. Wilson	March 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
The Bank of Richmond N.A.
Richmond, Virginia
     We have audited the accompanying balance sheets of The Bank of Richmond N.A. as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Richmond N.A. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Winchester, Virginia
March 30, 2007

THE BANK OF RICHMOND N.A.
Balance Sheets
December 31, 2006 and 2005
(Dollars in thousands, except share and per share data)

	2006	2005
Assets
Cash and due from banks	$4,948	$4,918
Money market investments	6,830	6,041
Federal funds sold	12,583	3,359

Total cash and cash equivalents	24,361	14,318
Securities available for sale, at fair value	4,722	1,659
Mortgage loans held for sale	1,645	—
Loans, net of unearned fees and allowance for loan losses of $1,629 and $1,447 respectively	140,789	114,314
Premises and equipment, net	7,017	5,854
Accrued interest receivable	973	640
Other assets	590	586

Total assets	$180,097	$137,371

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest-bearing	$14,115	$11,906
Interest-bearing	144,168	107,039

Total deposits	158,283	118,945
Securities sold under agreement to repurchase	6	592
Accrued interest payable	608	266
Other liabilities	2,170	824

Total liabilities	161,067	120,627

Commitments and contingent liabilities	—	—

Shareholders’ Equity
Common stock, $4.00 par value; authorized 6,000,000 shares; 1,717,265 and 1,711,265 shares issued and outstanding at December 31, 2006 and 2005, respectively	$6,869	$6,845
Surplus	7,554	7,406
Retained earnings	4,612	2,509
Accumulated other comprehensive (loss)	(5)	(16)

Total shareholders’ equity	$19,030	$16,744

Total liabilities and shareholders’ equity	$180,097	$137,371

The accompanying notes are an integral part of these financial statements.

THE BANK OF RICHMOND N.A.
Statements of Income
For the Years Ended December 31, 2006 and 2005
(Dollars in thousands, except per share data)

	2006	2005
Interest and Dividend Income
Loans, including fees	$11,639	$8,003
Federal funds sold	175	43
Money market investments	286	148
Securities, taxable	151	34
Dividends	35	33

Total interest and dividend income	$12,286	$8,261

Interest Expense
Deposits	$4,833	$2,254
Securities sold under agreement to repurchase	10	19
Short-term borrowings	3	23

Total interest expense	$4,846	$2,296

Net interest income	$7,440	$5,965
Provision for loan losses	191	302

Net interest income after provision for loan losses	$7,249	$5,663

Non-interest Income
Service charges on deposit accounts	$244	$241
Mortgage fee income	206	313
Other non-interest income	152	125

Total non-interest income	$602	$679

Noninterest Expense
Salaries and employee benefits	$3,056	$2,548
Occupancy and equipment	414	365
Bank franchise tax	133	117
Professional services	184	288
Data processing and ATM	188	266
Telephone	68	60
Stationery and supplies	95	78
Marketing and advertising	153	90
Other operating expenses	317	244

Total non-interest expenses	$4,608	$4,056

Income before income taxes	$3,243	$2,286
Income tax provision	1,140	780

Net income	$2,103	$1,506

Earnings per share, basic	$1.23	$0.88

Earnings per share, assuming dilution	$1.18	$0.85

The accompanying notes are an integral part of these financial statements.

THE BANK OF RICHMOND N.A.
Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2006 and 2005
(Dollars in thousands)

				Accumulated
				Other
	Common		Retained	Comprehensive	Comprehensive
	Stock	Surplus	Earnings	gain/(loss)	Income	Total

Balance, December 31, 2004	$6,823	$7,382	$1,003	$(2)		$15,206
Comprehensive income:
Issuance of Common Stock	22	24				$46
Net income	—	—	1,506	—	$1,506	1,506
Other comprehensive loss, unrealized holding loss arising during the period	—	—	—	(14)	(14)	(14)

Total comprehensive income	—	—	—	—	$1,492	—

Balance, December 31, 2005	$6,845	$7,406	$2,509	$(16)		$16,744

Comprehensive income:
Issuance of Common Stock	24	50	—	—		$74
Net income	—	—	2,103	—	$2,103	2,103
Other comprehensive income, unrealized holding gain arising during the period	—	—	—	11	11	11

Total comprehensive income	—	—	—	—	$2,114	—
Stock based compensation	—	98	—	—		98

Balance, December 31, 2006	$6,869	$7,554	$4,612	$(5)		$19,030

The accompanying notes are an integral part of these financial statements.

THE BANK OF RICHMOND N.A.
Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005
(Dollars in thousands)

	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$2,103	$1,506
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	191	302
Depreciation	225	192
Deferred tax benefit	(68)	(115)
Stock-based compensation	98	—
Net changes in assets and liabilities:
Accrued interest receivable	(333)	(230)
Accrued interest payable	342	119
Other assets	64	96
Other liabilities	1,347	139

Net cash provided by operating activities	$3,969	$2,009

Cash Flows from Investing Activities
Purchases of securities available for sale	$(3,053)	$—
Net increase in loans	(28,311)	(23,198)
Purchase of premises and equipment	(1,388)	(1,356)

Net cash (used in) investing activities	$(32,752)	$(24,554)

Cash Flows from Financing Activities
Net decrease in demand, interest bearing demand and savings deposits	$(3,123)	$(5,002)
Net increase in time deposits	42,461	28,963
Increase (decrease) in securities sold under agreement to repurchase	(586)	206
Issuance of Common Stock	74	46

Net cash provided by financing activities	$38,826	$24,213

Net change in cash and cash equivalents	$10,043	$1,668

Cash and Cash Equivalents
Beginning	$14,318	$12,650

Ending	$24,361	$14,318

Supplemental Disclosures of Cash Flow Information,
Cash payments for interest	$4,504	$2,177

Cash payments for income taxes	$1,216	$847

Supplemental Disclosures of Noncash Investing Activities,
Unrealized gain (loss) on securities available for sale	$11	$(14)

The accompanying notes are an integral part of these financial statements.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
Note 1.	Proposed Merger Transaction

The Boards of Directors of Gateway Financial Holdings, Inc. (Gateway) and the Bank have agreed to a transaction that will result in the Bank being merged with and into Gateway Bank & Trust Co., the wholly owned subsidiary of Gateway Financial Holdings, Inc. (the “Transaction”). The terms and conditions of the Transaction are provided for in the Agreement and Plan of Reorganization and Merger by and between Gateway Financial and the Bank dated January 10, 2007 (the “Agreement”). Upon consummation of the Transaction, all of the outstanding shares of the Bank’s common stock will be converted into the right to receive either (i) cash in the amount of $30.05; or (ii) a number of shares of Gateway Financial common stock equal with a market value of $30.05 (based on a ten day average closing price of Gateway Financial common stock, which is subject to adjustment). Subject to the limitations contained in the Agreement, each Bank shareholder may elect the form of consideration into which his or her Bank common stock will be converted and may elect to receive any combination of Gateway Financial common stock and cash. If necessary, after receipt of the elections of all Bank shareholders, pro rata allocations among certain of the Bank’s shareholders may be required.

Upon consummation of the Transaction, Gateway Bank will enter into a new employment agreement with Rex L. Smith, III, President of the Bank. In regards to the other employees of the Bank, provided they remain employed by the Bank upon consummation of the Transaction, Gateway Financial will attempt in good faith to locate positions with Gateway Bank for which employment may be offered, and Gateway Bank will offer employment to as many of those employees as Gateway Financial, in its discretion, considers to be feasible.

Consummation of the Transaction is subject to various conditions described in the Agreement, including without limitation:
•	Approval by Gateway’s and the Bank’s shareholders and receipt of all required regulatory approvals;

•	Receipt by the Bank from its financial advisor of a written opinion to the effect that the consideration to be received by the Bank’s shareholders in the Transaction is fair, from a financial point of view, to the Bank and its shareholders;

•	Receipt by Gateway from its financial advisor of a written opinion to the effect that the Transaction is fair, from a financial point of view, to Gateway and its shareholders; and

•	Receipt by Gateway and the Bank of a written opinion to the effect that the Transaction will be treated as a tax-free reorganization.
The above is only a summary description of certain terms and conditions of the Agreement and the transactions described therein, and is not intended to be complete. This summary is subject to and qualified in its entirety by reference to the full text of the Agreement, which is attached as Appendix A to the S-4 filed by Gateway Financial Holdings, Inc. on March 2, 2007 with the Securities and Exchange Commission.

Note 2.	Organization and Summary of Significant Accounting Policies

The accounting and reporting policies of The Bank of Richmond N.A. conform to accounting principles generally accepted in the United States of America and to the reporting guidelines prescribed by applicable regulatory authorities.

Organization

The Bank of Richmond N.A. (the “Bank”) was organized under federal law as a national banking association to engage in a general banking business serving the community in and around Richmond, Virginia.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
Purchase premiums and discounts are recognized in interest income using the interest-method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

The Bank makes commercial, real estate and consumer loans to clients in the community in and around Central Virginia. The loan portfolio is well diversified and is generally collateralized by assets of the borrower. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Bank’s market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans and other loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of 40 years for office buildings and 3 to 7 years for furniture, fixtures and equipment. Costs of maintenance and repairs are charged to income as incurred; improvements and betterments are capitalized. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Common Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (SFAS 155). SFAS 155 permits fair value measurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. The Statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. SFAS 155 also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank does not expect the implementation of SFAS 155 to have a material impact on its financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (SFAS 156). SFAS 156

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into certain servicing contracts. The Statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 permits an entity to choose between the amortization and fair value methods for subsequent measurements. At initial adoption, the Statement permits a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights. SFAS 156 also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank expects no material impact from this statement.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but may change current practice for some entities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Bank does not expect the implementation of SFAS 157 to have a material impact on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The Bank does not have a defined benefit plan or post retirement plan and therefore, the standard will not have an impact on the Bank’s financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The Interpretation prescribes a recognition threshold and measurement principles for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return that are not certain to be realized. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Bank does not expect the implementation of this interpretation to have a material impact on its financial statements.

In September 2006, the Emerging Issues Task Force issued EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” This consensus concludes that for a split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with FASB Statement No. 106 (if, in substance, a postretirement benefit plan exits) or APB Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. The consensus is effective for fiscal years beginning after December 15, 2007. The Bank does not currently have split-dollar life insurance; therefore there will be no impact on its financial statements when implemented.

In September 2006, The Emerging Issues Task Force issued EITF 06-5, “Accounting for Purchases of Life Insurance- Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4.” This consensus concludes that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. A consensus also was reached that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). The consensuses are effective for fiscal years beginning after December 15, 2006. The Bank does not currently have such insurance benefits; therefore there will be no effect on its financial statements.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
Stock-Based Compensation Plan

Effective January 1, 2006, the Bank adopted SFAS No. 123R (Revised 2004), Share-based Payment (SFAS No.123R”), which replaces SFAS No. 123, Accounting for Stock based Compensation (“SFAS No. 123”), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees(“APB Opinion No. 25”). SFAS 123R requires costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant, using the Black-Scholes option valuation model for determining fair value.

Under APB Opinion No. 25, compensation expense was generally not recognized if the exercise price of the option equaled or exceeded the market price of the stock on the date of grant. For the year ended December 31, 2006, The Bank recognized stock-based compensation expense of $98 or $.06 per share, in accordance with SFAS No. 123R. The following table details the effect on net income and earnings per share had the stock-based compensation expense for stock awards been recognized in 2005 based on the fair-value method under SFAS No. 123R.

Years Ended December 31, 2005

Net income, as reported	$1,506
Total stock-based compensation expense determined under fair value based method for all awards	(306)

Pro forma net income	$1,200

Earnings per share:
Basic — as reported	$0.88
Basic — pro forma	$0.70

Diluted — as reported	$0.85
Diluted — pro forma	$0.68
On November 30, 2005, the Board of Directors approved accelerating, as of December 31, 2005, the vesting of approximately 47 thousand stock options outstanding under the Bank’s stock option plan of all employees who have been employed by the Bank for one year or more as of December 31, 2005. The options had a range of exercise prices of $8.33 to $13.50 and a weighted average exercise price of $12.03. The purpose of the accelerated vesting was to enable the Bank to avoid recognizing future compensation expense associated with these options upon adoption of FASB Statement No. 123R, “Share-Based Payment.” During 2006, all options which vested were expensed accordingly.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and money market investments purchased with maturities of three months or less. Generally, federal funds are purchased and sold for a one-day period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ. Material estimates that are susceptible to significant change relate to the determination of the allowance for loan losses.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Advertising Costs

Advertising costs are expensed as incurred.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

Note 3.	Securities

Amortized costs and estimated fair values of available for sale securities as of December 31, 2006 and 2005 are as follows:

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Value
	Cost	Gains	(Losses)	Fair
U.S. Government	$4,025	$—	$(5)	$4,020
Agency Restricted Securities	702	—	—	702

	$4,727	$—	$(5)	$4,722

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Value
	Cost	Gains	(Losses)	Fair
U.S. Government	$1,025	$—	$(16)	$1,009
Agency
Restricted Securities	650	—	—	650

	$1,675	$—	$(16)	$1,659

The amortized cost and estimated fair value of securities available for sale as of December 31, 2006, by contractual maturities, are shown below. Maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	Amortized	Estimated
	Cost	Fair Value
Available for sale:

Due within one year	$1,025	$1,023
Due after one through five years	3,000	2,997
Restricted Securities	702	702

	$4,727	$4,722

There were no sales of securities during 2006 and 2005, respectively. There were no realized gains (losses) on securities available for sale during 2006 and 2005.

There were two securities held in an unrealized loss position for less than twelve months. No impairment has been recognized on these securities as management intends to hold the securities to scheduled maturity. The unrealized loss position is directly related to interest rate movements and there is minimal credit risk exposure in this investment.

Securities having a book value of $1,025 were pledged against public deposits at December 31, 2006.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
Note 4.	Loans

Major classifications of loans as of December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Mortgage loans on real estate:
Construction	$53,146	$46,082
Secured by 1-4 family residential	24,918	20,519
Other real estate loans	41,562	35,083
Commercial and industrial loans	17,401	9,440
Consumer	5,617	4,637
Unearned loan fees	(226)	—

Total loans	142,418	115,761
Less: Allowance for loan losses	1,629	1,447

Net loans	$140,789	$114,314

Note 5.	Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Balance at beginning of year	$1,447	$1,157
Provision charged to operating expense	191	302
Loan recoveries	—	5
Loan charge-offs	(9)	(17)

Balance at end of year	$1,629	$1,447

The Bank had one non-accrual loan at December 31, 2006 in the amount of $25. There were no loans on non-accrual or impaired at December 31, 2005. There was one loan past due 90 days or more and still accruing interest at December 31, 2006 in the amount of $24. There were no loans past due 90 days or more at December 31, 2005.

Note 6.	Bank Premises and Equipment

Bank premises and equipment at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Land	$2,338	$2,338
Bank buildings	3,351	3,351
Furniture and equipment	1,179	1,035
Construction in progress	1,428	184

	8,296	6,908
Less accumulated depreciation and amortization	(1,279)	(1,054)

	$7,017	$5,854

Depreciation and amortization expense included in operating expenses equaled $225 and $192, during 2006 and 2005, respectively.

Note 7.	Time Deposits

The aggregate amount of time deposits in denominations of one hundred thousand or more at December 31, 2006 and 2005 amounted to $39,767 and $21,474, respectively.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
The remaining maturities of time deposits as of December 31, 2006 are as follows:

2006
2007	$91,666
2008	5,477
2009	4,256
2010	3,315
2011	1,983

$106,697

Note 8.	Commitments and Contingent Liabilities

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Bank does not anticipate any material loss as a result of these transactions.

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve Bank. For the week ending December 31, 2006 and 2005, the amount of daily average required balance was approximately $25 and $25, respectively.

Other liquid investments having a book value exceeding $1 million at December 31, 2006 and 2005 were pledged to secure a retail repurchase agreement.

Note 9.	Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase, which are secured transactions with customers and generally mature the day following the date sold.

The Bank has a line of credit with Nexity Bank of Birmingham, Alabama, to borrow $8 million at December 31, 2006. During 2005 and part of 2006, the Bank had a line with Community Bankers Bank of Richmond, Virginia to borrow $7 million. There were no advances against either of these lines at December 31, 2006 and 2005. These borrowings are and were payable on demand.

The Bank has a line of credit with the Federal Home Loan Bank of Atlanta to borrow up to 10% of the Bank’s assets. The Bank has no assets pledged to borrow against this pre-approved line and had no advances against the line as of December 31, 2006 and 2005.

Note 10.	Dividend Restrictions

Federal and state banking regulations place certain restrictions on dividends that the Bank can pay without obtaining prior approval. While the Bank maintains solid capital levels, no dividends were paid in 2006 or 2005, respectively. The Bank does not anticipate paying a dividend in the near future.

Note 11.	Income Taxes

Net deferred tax assets consist of the following components:

	December 31,	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$520	$457
Deferred tax liabilities:
Depreciation	(9)	(14)

Net deferred tax assets	$511	$443

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
The provision for income taxes charged to operations as of December 31, 2006 and 2005 consists of the following:

	2006	2005

Current tax expense	$1,208	$895
Deferred tax (benefit)	(68)	(115)

	$1,140	$780

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the periods due to the following as of December 31, 2006 and 2005:

	2006	2005

Computed “expected” tax expense	$1,103	$777
Increase (decrease) in income taxes resulting from:
Non-deductible expenses	37	3

	$1,140	$780

Note 12.	Related Party Transactions

The Bank has historically granted loans to directors, principal officers and their affiliates in the ordinary course of business. Such loans are made with the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Outstanding loan balances to the aforementioned parties totaled $6,673 and $7,462 at December 31, 2006 and 2005, respectively. New fundings aggregated $2,143 and repayments totaled $2,932 in the year ended December 31, 2006.

Note 13.	Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2006 and 2005, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2006	2005

Unfunded lines of credit/commitments to extend credit	$70,252	$49,810
Standby and performance letters of credit	5,524	2,596
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

As of December 31, 2006, the Bank had $1,604 in deposits in financial institutions in excess of amounts insured by the FDIC. The Bank also has Money Market Accounts and other liquid deposits with financial service institutions with aggregate uninsured amounts of $4,952.

Note 14.	Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	December 31,
	2006	2005

Average number of common shares outstanding	1,712	1,711
Effect of dilutive options	69	64

Average number of common shares outstanding used to calculate diluted earnings per common share	1,781	1,775

Net income	$2,103	$1,506
Earnings per share, basic	$1.23	$0.88
Earnings per share, assuming dilution	$1.18	$0.85
There were no anti-dilutive shares used in calculating diluted earnings per shares at December 31, 2006 and 26,280 option shares were excluded in the December 31, 2005 calculation as they were anti-dilutive.

Note 15.	Stock-Based Compensation Plan

In 1999, the shareholders approved the Stock Option Plan (the “Plan”). The Plan allows for incentive stock options and nonqualified stock options to the Board of Directors, officers and bank staff. The Bank’s common stock has been reserved for the issuance of stock options under the Plan. The Plan granted 168 thousand shares to the Board of Directors and 25 thousand options to officers and bank staff. Under both plans, the exercise price of each option equals the market price of the Bank’s common stock on the date of grant and an option’s maximum term is ten years. Bank officer and employee options vest based on the Bank’s asset growth and financial performance. Director options vest over a three calendar-year period and are now fully vested.

At the May 2004 annual shareholders meeting, the number of shares authorized to be issued under the plan was increased to 282 thousand. All shares vest immediately upon change of control of the Bank. All amounts reported have been adjusted for a 6 for 5 stock-split in 2002. In November of 2005, the Bank’s Board of Directors voted to accelerate vesting on 47 thousand employee options as of December 31, 2005 for employees who had been employed by the Bank for over one year as of December 31, 2005. There were 11 thousand options shares at December 31, 2006 that were not vested. These shares will vest upon meeting performance metrics.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model for determining fair value. The model employs the following assumptions:
•	Dividend yield — calculated as the ratio of historical dividends paid per share of common stock to the stock price on the date of grant;

•	Expected life (term of the option) — based on the average of the contractual life and vesting schedule for the respective option;

•	Expected volatility — based on the monthly historical volatility of the Bank’s stock price over the expected life of the options;

•	Risk-free interest rate — based upon the U.S. Treasury bill yield curve, for periods within the contractual life of the option, in effect at the time of grant.
The following weighted-average assumptions were used for December 31, 2006 and 2005, respectively: risk free rate of 4.72% and 4.37% and volatility of 18.31% and 18.51%. The dividend pricing yield used in the pricing model was 0.00%. The expected life used was ten years.
The status of the stock option plan is as follows:

	Long-Term Incentive Plan			Long-Term Incentive Plan
	Officers & Staff			Directors
		Weighted
		Average	Aggregate		Weighted	Aggregate
		Exercise	Intrinsic		Average	Intrinsic
	Shares	Price	Value	Shares	Exercise	Value

Outstanding at December 31, 2004	20	$12.32		162	$9.24

Granted during 2005	30	13.23		1	10.40
Forfeited during 2005	(5)	12.74		—	—
Exercised during 2005	—			(6)	8.33

Outstanding at December 31, 2005	45	$12.88		157	$9.24

Granted during 2006	19	16.72		—	—
Forfeited during 2006	(3)	12.74		—	—
Exercised during 2006	(6)	12.31		—	—

Outstanding at December 31, 2006	55	$12.88	$780	157	$9.24	$1,136

Weighted average fair value of options granted:
During 2006	$7.13
During 2005	$5.55

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
The status of the options outstanding at December 31, 2006 is as follows:

Options Outstanding			Options Exercisable
Range of		Weighted Average		Weighted Average	Aggregate
Exercise	Number	Remaining	Number	Exercise	Intrinsic
Prices	Outstanding	Contractual Life	Exercisable	Price	Value

$8.33	108	2.64	108	$8.33
$10.83-$11.50	52	3.77	52	10.42
$11.67-$13.50	33	7.48	30	13.22
$14.00-$18.25	19	9.55	10	16.77

	212		200		$1,891

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on changes in the market value of the Bank’s stock.

Note 16.	Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can compel the regulators to initiate certain mandatory and possibly additional discretionary actions that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier 1 Capital to Average Assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2006, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s well capitalized category.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
The Bank’s actual capital amounts and ratios, as of December 31, 2006 and 2005, are also presented in the table:

					Minimum To Be
					Well Capitalized
			Minimum Capital		Under Prompt Corrective
	Actual		Requirement		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to Risk Weighted Assets)	$20,664	12.75%	$12,965	8.00%	$16,206	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$19,035	11.75%	$6,482	4.00%	$9,723	6.00%
Tier 1 Capital (to Average Assets)	$19,035	10.82%	$7,034	4.00%	$8,793	5.00%

As of December 31, 2005
Total Capital (to Risk Weighted Assets)	$18,207	14.60%	$9,973	8.00%	$12,467	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$16,760	13.44%	$4,987	4.00%	$7,480	6.00%
Tier 1 Capital (to Average Assets)	$16,760	13.12%	$5,110	4.00%	$6,387	5.00%
Note 17.	Fair Value of Financial Instruments

The estimated fair values of financial instruments as of December 31, 2006 and 2005 are shown in the following table. The carrying amounts in the table are included in the balance sheet under the applicable captions.

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$4,948	$4,948	$4,918	$4,918
Money Market Investments	6,830	6,830	6,041	6,041
Federal funds sold	12,583	12,583	3,359	3,359
Securities available-for-sale	4,722	4,722	1,659	1,659
Mortgages held for sale	1,645	1,645	—	—
Loans, net of allowance for loan losses	140,789	140,932	114,314	113,791
Accrued interest receivable	973	973	640	640
Financial liabilities:
Non-interest bearing deposits	$14,115	$14,115	$11,906	$11,906
Interest-bearing deposits	144,168	144,328	107,039	101,431
Securities sold under agreement to repurchase	6	6	592	592
Accrued interest payable	608	608	266	266
The above presentation of fair values is required by Statement on Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments.” The fair values shown do not necessarily represent the amounts, which would be received on immediate settlement of the instruments. Statement No. 107excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

The carrying amounts of cash and due from banks, federal funds sold and money market investments represent items which do not present significant market risks, are payable on demand, or are of such short duration that carrying value approximates market value.

THE BANK OF RICHMOND N.A.
Notes to Financial Statements
(Dollars and shares in thousands, except per share data)
Securities available-for-sale are valued at the quoted market prices for the individual securities held.

The fair value of mortgage loans held for sale are based on commitments on hand from investors at prevailing market rates.

The fair value of loans is estimated by discounting future cash flows using the current interest rates at which similar loans would be made to borrowers.

Interest-bearing deposits and securities sold under agreement to repurchase are presented at estimated fair value using interest rates currently offered for deposits of similar remaining maturities.

The carrying amounts of accrued interest approximate fair value.

The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter parties at the reporting date. At December 31, 2006 and 2005, the fair value of loan commitments and standby letters of credit was immaterial.

Exhibit 31.1
SECTION 302 CERTIFICATIONS
I, Rex L. Smith, III, certify that:
     1. I have reviewed this annual report on Form 10-KSB of The Bank of Richmond National Association;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this report;
     4. The Bank’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Bank and have:
          a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, particularly during the period in which this report is being prepared;
          b. Evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          c. Disclosed in this report any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting; and
     5. The Bank’s other certifying officers and I have disclosed, based on our most recent evaluation, to the Bank’s auditors and the audit committee of the Bank’s board of directors (or persons performing the equivalent functions):
          a. all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial data; and
          b. any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.
Date: March 29, 2007

/s/ Rex L. Smith, III
Rex L. Smith, III
President and Chief Executive Officer

Exhibit 31.2
SECTION 302 CERTIFICATIONS
I, Matthew D. White, certify that:
     1. I have reviewed this annual report on Form 10-KSB of The Bank of Richmond National Association;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this report;
     4. The Bank’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Bank and have:
          a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, particularly during the period in which this report is being prepared;
          b. Evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          c. Disclosed in this report any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting; and
     5. The Bank’s other certifying officers and I have disclosed, based on our most recent evaluation, to the Bank’s auditors and the audit committee of the Bank’s board of directors (or persons performing the equivalent functions):
          a. all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial data; and
          b. any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.
Date: March 29, 2007

/s/ Matthew D. White
Matthew D. White
Senior Vice President & Chief Financial Officer

Exhibit 32
CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the Annual Report of The Bank of Richmond National Association (the “Bank”) on Form 10-KSB for the period ending December 31, 2006 as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), the undersigned Chief Executive Officer and Chief Financial Officer of the Bank hereby certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002 that based on their knowledge and belief: 1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and 2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank as of and for the periods covered in the Report.

/s/ Rex L. Smith, III
Rex L. Smith, III,
Chief Executive Officer
March 29, 2007

/s/ Matthew D. White
Matthew D White,
Chief Financial Officer
March 29, 2007